Exhibit 99.6

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Trico Marine Services

The following discussion is intended to assist in understanding our financial position and results of operations and should be read in conjunction with “Selected Financial Data”, our consolidated financial statements as of December 31, 2007 and 2008 and for each of the three years ended December 31, 2006, 2007 and 2008 and our consolidated financial statements as of June 30, 2008 and 2009 and for the six month periods ended June 30, 2008 and 2009, including the notes thereto appearing elsewhere in this offering memorandum. The following discussion should also be read in conjunction with subsequent developments related to the Parent’s liquidity discussed in the section titled “— Liquidity Sufficiency”.

Overview

We are an integrated provider of subsea services, subsea trenching and protection services and OSVs to oil and natural gas exploration and production companies that operate in major offshore producing regions around the world. We acquired Active Subsea in 2007 and DeepOcean and CTC Marine in 2008. As a result of these acquisitions, our subsea operations, including technologically advanced, and often proprietary services performed in demanding subsea environments, represented approximately 82% of our revenues for the second quarter of 2009. The remainder of our revenue is attributable to our legacy towing and supply business. We operate through three business segments: (1) subsea services, (2) subsea trenching and protection and (3) towing and supply.

Our Outlook

Our results of operations are highly dependent on the level of operating and capital spending for exploration and development by the energy industry, among other things. The energy industry’s level of operating and capital spending is substantially related to the demand for natural resources, the prevailing commodity price of natural gas and crude oil, and expectations for such prices. During periods of low commodity prices, our customers may reduce their capital spending budgets which could result in reduced demand for our services. Other factors that influence the level of capital spending by our customers which are beyond our control include: worldwide demand for crude oil and natural gas and the cost of exploring for and producing oil and natural gas, which can be affected by environmental regulations, significant weather conditions, maintenance requirements and technological advances that affect energy and its usage.

For the remainder of 2009, we will continue to focus on the following key areas:

Reduce our debt level and carefully manage liquidity and cash flow.  Our substantial amount of indebtedness requires us to manage our cash flow to maintain compliance under our debt covenants and to meet our capital expenditure and debt service requirements. We have a centralized and disciplined approach to marketing and contracting our vessels and equipment to achieve less spot market exposure in favor of long-term contracts. The expansion of our subsea services activities is intended to have a stabilizing influence on our cash flow. We will also work towards deleveraging our balance sheet as we manage cash flow and liquidity throughout the year.

Maximize our vessel utilization and our service spreads.  We continue to increase our combined subsea services and subsea trenching and protection fleet primarily through chartering of third-party vessels. We offer our customers a variety of subsea installation, construction, trenching and protection services using combinations of our equipment and personnel to maximize the earnings per vessel and to increase the opportunity to offer a differentiated technology service package.

Expand our presence in additional subsea services markets.  In contrast to the overall market served by our traditional towing and supply business, we believe the subsea market is growing and will provide a higher rate of return on our services. We have increased our marketing efforts to expand our subsea services business in West Africa, Southeast Asia / China, Brazil, the United States and Mexico. For the second quarter of 2009, our aggregate revenues in these markets represented 33% of our revenue in subsea operations. Through our legacy towing and supply business, we have strong relationships with important customers, such as a contractor of Pemex, Statoil and CNOOC, and an in-depth understanding of their bidding procedures, technical requirements and needs. We are leveraging this infrastructure to expand our subsea services and subsea trenching and protection businesses around the world.

Invest in growth of our subsea fleet.  We continually aim to improve our fleet’s capabilities in the subsea services area by focusing on more sophisticated next generation subsea vessels that will be attractive to a broad range of customers and can be deployed worldwide. We are building three new MPSVs (the Trico Star, Trico Service and Trico Sea), which are expected to be delivered in the first, second and third quarters of 2010, respectively. Our remaining committed capital expenditures related to these vessels is approximately $40 million. We also lease many of the vessels used in our subsea services and subsea trenching and protection businesses. This gives us the opportunity to expand our business without large incremental capital expenditures, to match vessel capabilities with project requirements, and to benefit from periods of oversupply of vessels. We believe having an up-to-date and technologically advanced fleet is critical to our being competitive within the subsea services and subsea trenching and protection businesses. Finally, we invest in ROVs and subsea trenching and protection equipment. We have recently completed the construction of the RT-1 and the UT-1 further enhancing our capabilities. We view our future expenditures for such assets as discretionary in nature, and we will only undertake them to the extent we believe they are economically justified.

Reduce exposure to a declining offshore towing and supply vessel business.  Over time, we believe transitioning away from a low growth, commoditized towing and supply business toward specialized subsea services will result in improved operating results. In 2009, we sold a PSV and five OSVs for aggregate proceeds of $29.8 million. We have also executed agreements for the sale of two North Sea class vessels for approximately $40 million. We will continue to look for opportunities to divest non-core or underperforming towing and supply assets. We will also continue to position our towing and supply vessels in markets where we believe we have a competitive advantage or that have positive fundamentals.

Market Outlook — Demand for Our Vessels and Services

Each of our operating segments experiences different impacts from the current overall economic slowdown, crisis in the credit markets, and decline in oil prices. In all segments, however, we have seen increased exploration and production spending in Brazil, Mexico and China and will continue to focus our efforts on increasing our market presence in those regions in the last three months of 2009. For the remainder of 2009, we expect, in general, further declines in exploration and production spending, offshore drilling worldwide, and construction spending, but we anticipate overall subsea spending to increase based on unit growth in new subsea installation and a large base of installed units.

Subsea Services.  Although projects may be postponed as a result of low commodity prices, we have not had any contracts canceled in 2009; however, some of our projects have been delayed until the second half of 2009 and into 2010. Given that a majority of our subsea services work includes inspection, maintenance and repair required to maintain existing pipelines, and such services are covered by operating expenditures rather than capital expenditures, we believe that the outlook for our subsea services will remain consistent with the levels of subsea spending occurring in 2008. We have seen no material decline in pricing for subsea services when compared to contracts awarded in 2008.

Subsea Protection and Trenching.  For the remainder of 2009, we expect demand for our subsea protection and trenching services to be similarly driven by the increase in overall spending on subsea services. However, we believe that certain markets may be softer due to seasonality in this area and therefore are mitigating such seasonality by mobilizing our assets to regions less susceptible to seasonality. We generally expect a weak market in the North Sea but we believe there is an opportunity to develop a meaningful presence in emerging growth areas for this segment including Southeast Asia / China, Australia, the Mediterranean and Brazil.

Towing and Supply.  During 2009, we have experienced significant declines in utilization and day rates in the Gulf of Mexico and North Sea driven by reduced exploration and production spending as a result of low commodity prices in addition to seasonality for our AHTS vessels in the North Sea. We have started to take appropriate measures to reduce our cost structure accordingly and to mobilize vessels in these regions to regions with increased activity. Our current view of the worldwide OSV market is that the combination of reduced customer spending on offshore drilling coupled with the likely level of newly built vessels to be delivered in the remainder of 2009 and 2010, that prices and utilization in most markets, including the North Sea, Gulf of Mexico and West Africa, will remain very weak.

Market Outlook — Credit Environment

Through the latter half of 2008 we saw, and during the first nine months of 2009 we have continued to see, lenders take steps to initiate procedures to reduce their overall exposure to one company (which will limit our ability to seek new financing from existing lenders), increase margins and improve their collateral position. Should we desire to further refinance existing debt or access capital markets for new financing after this offering, we expect terms and conditions of such refinancing or access to capital markets to be challenging throughout the remainder of 2009.

Significant Events

Acquisition of DeepOcean and CTC Marine.  On May 15, 2008, we initiated a series of events and transactions that resulted in our acquiring 100% of DeepOcean and its wholly-owned subsidiary CTC Marine. The acquisition price for DeepOcean and CTC Marine was approximately $700 million. To fund the transactions we used available cash, borrowings under new, existing and amended revolving lines of credit, proceeds from the issuance of $300 million of 6.5% Debentures and the issuance of phantom stock units. DeepOcean’s and CTC Marine’s results are included in our results of operations from the date of acquisition, and significantly affected every component of our 2008 operating income as compared with our prior year results.

The following table provides the amounts included in our 2008 results from the operations of DeepOcean and CTC Marine for the period from May 16, 2008 to December 31, 2008 (in thousands):

	For the Year Ended December 31, 2008(1)
		DeepOcean
		and CTC
	Consolidated	Marine	Legacy Trico

Revenues	$556,131	$308,649	$247,482
Direct operating expenses	(383,894)	(242,937)	(140,957)
General and administrative expense	(68,185)	(21,182)	(47,003)
Depreciation and amortization	(61,432)	(34,203)	(27,229)
Gain on sale of assets	2,675	—	2,675
Impairments	(172,840)	(172,840)	—

Operating income (loss)	$(127,545)	$(162,513)	$34,968

(1)	Please see Note 4 to our consolidated annual financial statements included in this offering memorandum for pro forma results from this acquisition.

Proxy Contest.  As a result of the Kistefos AS lawsuit (discussed in Note 16 to the Parent’s consolidated financial statements as of June 30, 2008 and 2009 and for the six month periods ended

June 30, 2008 and 2009), the costs associated with our 2009 annual meeting were significantly higher due to the fact that Kistefos AS, a private investment company in Norway, made nine proposals (eight of which Trico opposed). Our expenses related to the solicitation (in excess of those normally spent for an annual meeting with an uncontested director election and excluding salaries and wages of our regular employees and officers) were approximately $1.6 million which were recognized for the six month period ending June 30, 2009.

6.5% Convertible Notes Exchange.  In the first six months of 2009, various holders of our 6.5% Debentures converted $24.5 million principal amount of the debentures, collectively, for a combination of $6.9 million in cash related to an interest make-whole provision and 605,759 shares of our common stock based on the conversion rate of 24.74023 shares of common stock per $1,000 principal amount of debentures. On May 11, 2009, we entered into exchange agreements, or the Exchange Agreements, with all remaining holders of the 6.5% Debentures. Pursuant to the Exchange Agreements, holders exchanged each $1,000 in principal amount of the 6.5% Debentures for $800 in principal amount of 8.125% Debentures, $50 in cash and 12 shares of our common stock (or warrants to purchase shares at $0.01 per share in lieu thereof). At closing, we exchanged $253.5 million in aggregate principal amount of the 6.5% Debentures and accrued but unpaid interest thereon for $12.7 million in cash, 360,696 shares of common stock, warrants exercisable for 2,681,484 shares of common stock and $202.8 million in aggregate principal amount of 8.125% Debentures. The exchange reduced the principal amount of our outstanding debt by $50.7 million. The 8.125% Debentures are governed by an indenture, dated as of May 14, 2009, between us and Wells Fargo Bank, National Association, as trustee. This indenture was filed with the SEC as part of a current report on Form 8-K issued on May 19, 2009. Under the terms of the indenture, if the holders elect to convert prior to May 2011, they would not be entitled to an interest make-whole provision. The 8.125% Debentures are our senior secured obligations and are secured by a second lien on certain of the assets that serve as security for our $50 million U.S. credit facility. The 8.125% Debentures are effectively subordinated to all of our other existing and future secured indebtedness to the extent of the value of our assets collateralizing this indebtedness and any liabilities of our subsidiaries.

Volstad Impairment.  In July 2007, DeepOcean AS established a limited partnership under Norwegian law with Volstad Maritime AS for the sole purpose of creating an entity that would finance the construction of a new vessel. This entity is fully consolidated by DeepOcean. According to the terms of the partnership agreement, neither party to the partnership was obligated to fund more than its committed capital contribution with the remaining portion to be financed through third party financings. Given the global economic turmoil and resulting difficulties in obtaining financing, the purpose of the partnership has been frustrated due to the fact that the partnership has been unable to fulfill its commitment to obtain financing for the remaining amount necessary to purchase the new vessel. As a result, on April 27, 2009, DeepOcean AS served notice to Volstad of its formal withdrawal from the partnership, effective immediately, thereby eliminating its continuing obligations therein. As a result, our total vessel construction commitments were reduced by $41.6 million. On June 26, 2009, we reached an agreement with Volstad in which DeepOcean AS withdrew from the partnership, CTC Marine was relieved of obligations under the time charter with the partnership and we were indemnified in full against claims of either Volstad or the shipyard building the vessel. Our sole obligation is to pay NOK 7.0 million ($1.1 million) against an invoice for work done to the vessel. Based on the outcome of those negotiations, we recorded a $14.0 million asset impairment in the second quarter of 2009, which is reflected in the Parent’s consolidated financial statements as of June 30, 2008 and 2009 and for the six month periods ended June 30, 2008 and 2009 on the Condensed Consolidated Statement of Cash Flows under the line item “Impairment.” No remaining assets associated with this partnership are on our books.

Factors that Affect Our Results

We have three operating segments: subsea services, represented primarily by the operations of DeepOcean and seven subsea platform supply vessels, or SPSVs, from our historic operations; subsea trenching and protection, represented by the operations of CTC Marine; and towing and supply, represented primarily by our historical operation of marine supply vessels.

The revenues and costs for our subsea services segment primarily are determined by the scope of individual projects and in certain cases by multi-year contracts. Subsea services projects may utilize any combination of vessels, both owned and leased, and components of our non-fleet equipment consisting of ROVs, installation handling equipment, and survey equipment. The scope of work, complexity, and area of operation for our projects will determine what assets will be deployed to service each respective project. Rates for our subsea services typically include a composite day rate for the utilization of a vessel and/or the appropriate equipment for the project, as well as the crew. These day rates can be fixed or variable and are primarily influenced by the specific technical requirements of the project, the availability of the required vessels and equipment and the project’s geographic location and competition. Occasionally, projects are based on unit-rate contracts (based on units of work performed, such as miles of pipeline inspected per day) and occasionally through lump-sum contractual arrangements. In addition, we generate revenues for onshore engineering work, post processing of survey data, and associated reporting. The operating costs for the subsea services segment primarily reflect the rental or ownership costs for our leased vessels and equipment, crew compensation costs, supplies and marine insurance. Our customers are typically responsible for mobilization expenses and fuel costs. Variables that may affect our subsea services segment include the scope and complexity of each project, weather or environmental downtime, and water depth. Delays or acceleration of projects will result in fluctuations of when revenues are earned and costs are incurred but generally they will not materially affect the total amount of costs.

The revenues and costs for our subsea trenching and protection segment are also primarily determined by the scope of individual projects. Based on the overall scale of the respective projects, we may utilize any combination of engineering services, assets and personnel, consisting of a vessel that deploys a subsea trenching asset, ROV and survey equipment, and supporting offshore crew and management. Our asset and personnel deployment is also dependent on various other factors such as subsea soil conditions, the type and size of our customer’s product and water depth. Revenues for our subsea trenching and protection segment include a composite daily rate for the utilization of vessels and assets plus fees for engineering services, project management services and equipment mobilization. These daily rates will vary in accordance with the complexity of the project, existing framework agreements with clients, competition and geographic location. The operating costs for this segment predominately reflect the rental of its leased vessels, the hiring of third party equipment (principally ROVs and survey equipment which we sometimes hire from our subsea services segment), engineering personnel, crew compensation and depreciation on subsea assets. The delay or acceleration of the commencement of customer offshore projects will result in fluctuations in the timing of recognition of revenues and related costs, but generally will not materially affect total project revenues and costs.

The revenues for our towing and supply segment are impacted primarily by fleet size and capabilities, day rates and vessel utilization. Day rates and vessel utilization are primarily driven by demand for our vessels, supply of new vessels, our vessel availability, customer requirements, competition and weather conditions. The operating costs for the towing and supply segment are primarily a function of the active fleet size. The most significant of our normal direct operating costs include crew compensation, maintenance and repairs, marine inspection costs, supplies and marine insurance. We are typically responsible for normal operating expenses, while our contracts provide that customers are typically responsible for mobilization expenses and fuel costs.

Risks and Uncertainties

We experienced lower than expected operating results in the first half of 2009 as a result of seasonality early in 2009, lower utilization due to planned vessel mobilizations for longer term projects commencing mid-year in our subsea services segments, deteriorating rates and utilization in our towing and supply segment and the further weakening of the U.S. dollar relative to the Norwegian kroner during the second quarter of 2009, which also resulted in additional cash payments required to bring the $200 million revolving credit facility within its contractual credit limit.

As a result of these events, we believe that our forecasted cash flows and available credit capacity are not sufficient to meet our commitments as they come due over the next twelve months and that we will not be able to remain in compliance with our debt covenants unless we are able to successfully refinance certain debt. We are pursuing the Refinancing Transactions to refinance a large portion of our debt. We also expect to receive approximately $17 million in net cash proceeds in the fourth quarter from the sale of the Northern Challenger, for which we previously announced a signed sale contract. If we fail to complete the Refinancing Transactions successfully, we will continue our current dialogues with our lenders to amend our existing facilities and our efforts to reduce debt outstanding through asset sales and negotiations with holders of our convertible debentures. See further discussion in Note 2 — “Risks and Uncertainties” in our accompanying consolidated financial statements.

If none of these approaches are successful in refinancing certain debt, we would not be able to remain in compliance with our debt covenants; and we would be in default under our credit agreements, which, in turn, would constitute an event of default under all of our outstanding debt agreements. If this were to occur, all of our outstanding debt would become callable by our creditors and would be reclassified as a current liability on our balance sheet. Our inability to repay the outstanding debt, if it were to become current or if it were called by our creditors, would have a material adverse effect on us and raises substantial doubt about Trico’s ability to continue as a going concern. Our consolidated financial statements do not include any adjustment related to the recoverability and classification of recorded assets or the amounts and classification of liabilities that might result from this uncertainty.

Our ability to generate or access cash is subject to events beyond our control, such as declines in expenditures for exploration, development and production activity, reduction in global consumption of refined petroleum products, general economic, financial, competitive, legislative, regulatory and other factors. In light of the current financial turmoil, we may be exposed to credit risk relating to our credit facilities to the extent our lenders may be unable or unwilling to provide necessary funding in accordance with their commitments. Depending on the market demand for our vessels and other growth opportunities that may arise, we may require additional debt or equity financing. The ability to raise additional indebtedness may be restricted by the terms of the 8.125% Debentures and the notes being sold pursuant to this offering, which restrictions include a prohibition on incurring certain types of indebtedness if our leverage exceeds a certain level.

Results of Operations

Six Months Ended June 30, 2009 Compared to the Six Months Ended June 30, 2008

The following table summarizes our consolidated results of operations for the six months ended June 30, 2009 and 2008:

	Six Months Ended June 30,
	2009	2008	$ Change	% Change
	(in thousands, except percentages)

Revenues:
Subsea services	$137,562	$50,204	$87,358	174%
Subsea trenching and protection	94,403	15,463	78,940	511%
Towing and supply	69,585	97,800	(28,215)	(29)%

Total revenues	301,550	163,467	138,083	84%
Operating income (loss):
Subsea services	(15,871)	7,954	(23,825)	(300)%
Subsea trenching and protection	11,679	(2,502)	14,181	(567)%
Towing and supply	16,984	22,269	(5,285)	(24)%
Corporate	(13,729)	(10,696)	(3,033)	28%

Total operating income (loss)	(937)	17,025	(17,962)	(106)%
Interest income	1,862	4,849	(2,987)	(62)%
Interest expense, net of amounts capitalized	(22,578)	(8,286)	(14,292)	172%
Unrealized gain (loss) on mark to market of embedded derivative	1,415	(2,310)	3,725	(161)%
Gain on conversions of debt	11,330	—	11,330	100%
Refinancing costs	(6,224)	—	(6,224)	100%
Other income (expense), net	1,128	(1,465)	2,593	(177)%

Income (loss) from operations	(14,004)	9,813	(23,817)	(243)%
Income tax (benefit) expense	(18,669)	746	(19,415)	(2,603)%

Net income (loss)	4,665	9,067	(4,402)	(49)%
Net (income) loss attributable to the noncontrolling interest	(1,264)	(2,382)	1,118	(47)%

Net income (loss) attributable to Trico Marine Services, Inc.	$3,401	$6,685	$(3,284)	(49)%

The following information on day rates, utilization and average number of vessels is relevant to our revenues and are the primary drivers of our revenue fluctuations. Our consolidated fleet’s average day rates, utilization, and average number of vessels by vessel class, for the six months ended June 30, 2009 and 2008 were as follows:

	Six Months Ended
	June 30,
	2009	2008

Average Day Rates:
Subsea Services
SPSVs(1)	$24,644	$20,160
MSVs(2)	74,440	74,508	(6)
Subsea Trenching and Protection	$113,347	179,115	(6)
Towing and Supply
AHTSs(3)	$21,196	$36,345
PSVs(4)	16,101	17,721
OSVs(5)	6,909	7,209
Utilization:
Subsea Services
SPSVs	74%	85%
MSVs	83%	79	%(6)
Subsea Trenching and Protection	95%	84	%(6)
Towing and Supply
AHTSs	67%	82%
PSVs	89%	91%
OSVs	66%	79%
Average number of Vessels:
Subsea Services
SPSVs	7.0	5.0
MSVs	9.4	9.0	(6)
Subsea Trenching and Protection	4.1	2.9	(6)
Towing and Supply
AHTSs	6.0	6.0
PSVs	6.6	7.0
OSVs	37.7	38.1

(1)	Subsea platform supply vessels

(2)	Multi-purpose service vessels

(3)	Anchor handling, towing and supply vessels

(4)	Platform supply vessels

(5)	Offshore supply vessels

(6)	Results for these vessel classes reflect the period from May 2008 to June 2008.

Overall Results

For the six months ended June 30, 2009, we reported net income attributable to Trico Marine Services, Inc. of $3.4 million on revenues of $301.6 million compared to net income attributable to Trico Marine Services, Inc. of $6.7 million on revenues of $163.5 million for the same period in 2008. The 2009 results include an impairment charge of $14.0 million related to our withdrawal from the Volstad partnership, incremental results from the DeepOcean acquisition in May 2008, two newbuild vessels that were delivered in the second half of 2008 and a gain realized on the sale of six vessels in the second quarter of 2009 partially offset by decreases in our traditional towing and supply operations due to weaknesses in the Gulf of Mexico and North Sea regions as a consequence of declines in the overall markets coupled with newbuild vessels entering the North Sea market.

Segment Results

Subsea Services

	Six Months Ended June 30,
	2009	2008	$ Change	% Change
	(in thousands, except percentages)

Revenues	$137,562	$50,204	$87,358	174%
Operating expenses:
Direct operating expenses	113,537	35,620	77,917	219%
General and administrative	8,142	1,379	6,763	490%
Depreciation and amortization	17,731	5,251	12,480	238%
Impairments	14,023	—	14,023	100%

Total operating expenses	153,433	42,250	111,183	263%

Operating income (loss)	$(15,871)	$7,954	$(23,825)	(300)%

Revenues increased $87.4 million for the six month period ended June 30, 2009 primarily due to the acquisition of DeepOcean in May 2008, which contributed incremental revenues of $84.4 million. The subsea services segment also includes revenues of $20.5 million in the first six months of 2009 from SPSVs that were previously part of our towing and supply segment, representing an increase of $3.8 million compared to the same period in the prior year. This increase was primarily due to incremental revenues from two new build vessels delivered in the second half of 2008.

This segment reported operating losses of $15.9 million for the six month period ended June 30, 2009 compared to operating income of $8.0 million for the same prior year period. This segment primarily includes the results of DeepOcean and therefore the comparative prior year information is limited. This includes an impairment charge in the second quarter of 2009 of $14.0 million related to our investment in a partnership for the construction of a new vessel, the Deep Cygnus. In the second quarter of 2009, we withdrew from the partnership as it had been unable to fulfill its commitment to obtain financing for the remaining amount necessary to purchase the new vessel. For the six month period ended June 30, 2009 (excluding the impairment), operating results decreased compared to the same period in the prior year as this segment was adversely affected by the loss of 70 days of revenue in the first quarter of 2009 due to mechanical issues on two subsea vessels that are time chartered from a third-party vessel owner. Additionally, one of our large subsea vessels, the Atlantic Challenger, completed an extensive regulatory dry docking after working for five years in Mexico, which negatively affected our operating results in the first quarter of 2009.

Subsea Trenching and Protection

	Six Months Ended June 30,
	2009	2008	$ Change	% Change
	(in thousands, except percentages)

Revenues	$94,403	$15,463	$78,940	511%
Operating expenses:
Direct operating expenses	65,448	13,269	52,179	393%
General and administrative	8,580	2,269	6,311	278%
Depreciation and amortization	8,712	2,427	6,285	259%
Gain on sales of assets	(16)	—	(16)	100%

Total operating expenses	82,724	17,965	64,759	360%

Operating income (loss)	$11,679	$(2,502)	$14,181	(567)%

This segment was established upon the acquisition of CTC Marine, a wholly-owned subsidiary of DeepOcean, in May 2008, and therefore the comparative prior year information is limited. This segment’s day rates are a composite daily rate for the utilization of vessels and assets plus fees for engineering services, project management services and equipment mobilization and will vary based on the project complexity, existing framework agreements with clients, competition and geographic location. For the six months ended June 30, 2009, CTC’s revenues were $94.4 million and its reported operating income was $11.7 million. In the six months ended June 30, 2009, this segment’s average vessel day rate was $113,347.

Towing and Supply

	Six Months Ended June 30,
	2009	2008	$ Change	% Change
	(in thousands, except percentages)

Revenues	$69,585	$97,800	$(28,215)	(29)%
Operating expenses:
Direct operating expenses	49,724	54,949	(5,225)	(10)%
General and administrative	10,528	11,416	(888)	(8)%
Depreciation and amortization	10,018	11,912	(1,894)	(16)%
Gain on sales of assets	(17,669)	(2,746)	(14,923)	543%

Total operating expenses	52,601	75,531	(22,930)	(30)%

Operating income (loss)	$16,984	$22,269	$(5,285)	(24)%

Revenues decreased $28.2 million for the six month period ended June 30, 2009 and operating income decreased $5.3 million for the six month period June 30, 2009 as compared to the same prior year period. Operating income in the six month period ended June 30, 2009 includes gains on asset sales of $17.7 million, compared to $2.8 million in 2008, related to the sale of a PSV in the North Sea and five OSVs in the Gulf of Mexico. Excluding the asset sales, the operating income decreases were due to weakness in the Gulf of Mexico and North Sea regions as a consequence of declines in the overall markets coupled with newbuild vessels entering the North Sea market.

Corporate

	Six Months Ended June 30,
	2009	2008	$ Change	% Change
	(in thousands, except percentages)

Operating expenses:
Direct operating expenses	$—	$1	$(1)	(100)%
General and administrative	13,579	10,643	2,936	28%
Depreciation and amortization	158	52	106	204%
Gain on sales of assets	(8)	0	(8)	100%

Total operating expenses	13,729	10,696	3,033	28%

Operating income (loss)	$(13,729)	$(10,696)	$(3,033)	28%

Corporate expenses were $13.7 million in the six months ended June 30, 2009, as compared to $10.7 million for the same prior year period. The increase in expenses primarily reflects legal costs related to the proxy contest and increased personnel and other operating costs to support a substantially larger company due to the acquisition of DeepOcean in May 2008.

Other Items

	Six Months Ended June 30,
	2009	2008	$ Change	% Change
	(in thousands, except percentages)

Interest income	$1,862	$4,849	$(2,987)	(62)%
Interest expense, net of amounts capitalized	(22,578)	(8,286)	(14,292)	172%
Unrealized gain (loss) on mark-to-market of embedded derivative	1,415	(2,310)	3,725	(161)%
Gain on conversions of debt	11,330	—	11,330	100%
Refinancing costs	(6,224)	—	(6,224)	100%
Other income (expense), net	1,128	(1,465)	2,593	(177)%
Income tax (benefit) expense	(18,669)	746	(19,415)	(2,603)%
Net (income) loss attributable to the noncontrolling interest	(1,264)	(2,382)	1,118	(47)%

Interest Income.  Interest income for the six months ended June 30, 2009 was $1.9 million, a decrease of $3.0 million compared to the same period in 2008 due to lower cash balances and lower interest rates in the current year.

Interest Expense.  Interest expense increased $14.3 million in the six months ended June 30, 2009, compared to the same period in 2008. The increase is attributed to the debt incurred and assumed when we acquired DeepOcean and CTC Marine in May 2008. We capitalize interest related to vessels currently under construction. Capitalized interest for the six months ended June 30, 2009 totaled $9.7 million, and $5.8 million for the same period in 2008.

Unrealized Gain on Mark-to-Market of Embedded Derivative.  SFAS No. 133 requires valuations for our embedded derivatives within our previous 6.5% Debentures and our new 8.125% Debentures issued in 2009. The estimated fair value of the embedded derivatives will fluctuate based upon various factors that include our common stock closing price, volatility, United States Treasury bond rates and the time value of options. The fair value for the 8.125% Debentures will also fluctuate due to the passage of time. The calculation of the fair value of the derivatives requires the use of a Monte Carlo simulation lattice option-pricing model. The fair value of the embedded derivative associated with our new 8.125% Debentures on the date of the exchange was $4.7 million. On June 30, 2009, the estimated fair value of the 8.125% Debenture derivative was $3.7 million resulting in a $1.0 million unrealized gain for the six months ended June 30, 2009. The embedded derivative on our previous 6.5% Debentures was revalued on the date of the exchange and the unrealized gain for the six months ended June 30, 2009 was $0.4 million.

Gain on Conversions of Debt.  During 2009, various holders of our previous 6.5% Debentures converted $24.5 million principal amount of the debentures, collectively, for a combination of $6.9 million in cash related to the interest make-whole provision and 605,759 shares of our common stock based on an initial conversion rate of 24.74023 shares of common stock per $1,000 principal amount of debentures. We recognized gains on conversions of $11.3 million for the six months ended June 30, 2009.

Refinancing Costs.  In connection with the exchange of our 6.5% Debentures for the 8.125% Debentures, we incurred refinancing costs primarily related to investment banking and legal costs that are expensed as incurred under modification accounting which totaled $6.2 million for the six month period ended June 30, 2009.

Other Income (Expense) Net.  Other income (expense), net of $1.1 million for the six month period ended June 30, 2009 increased $2.6 million from the same period in 2008, primarily due to foreign exchange losses as the U.S. Dollar slightly weakened against most European currencies during 2009.

Income Tax (Benefit) Expense.  Our income tax (benefit) expense for the six months ended June 30, 2009 was $(18.7) million compared to $0.7 million for the comparable prior year period. The income tax (benefit) expense for each period is primarily associated with our U.S. federal, state and foreign taxes. Our tax benefit for the six month period ending June 30, 2009 differs from that under the statutory rate primarily due to tax benefits associated with the Norwegian tonnage tax regime and a change in law enacted on March 31, 2009, our permanent reinvestment of foreign earnings, nondeductible interest expense in the United States as a result of the 6.5% Debenture exchange and state and foreign taxes. Absent the $18.6 million benefit recognized in 2009 related to the Norwegian law change, we would have expected an annual effective tax rate in 2009 of (19.2)%. Our effective tax rate is subject to wide variations given our structure and operations. We operate in many different taxing jurisdictions with differing rates and tax structures. Therefore, a change in our overall plan could have a significant impact on the estimated rate. At June 30, 2009, our tax expense differed from that under the statutory rate primarily due to tax benefits associated with the Norwegian tonnage tax regime, our permanent reinvestment of foreign earnings and state and foreign taxes. Also impacting our tax expense was a reduction in Norwegian taxes payable related to a dividend made between related Norwegian entities during 2008.

Noncontrolling Interest.  The noncontrolling interest in the income of our consolidated subsidiaries was $1.3 million for the six months ended June 30, 2009, compared to income of $2.4 million for the same period in 2008.

Year Ended December 31, 2008 Compared to the Year Ended December 31, 2007

The following table summarizes our consolidated results of operations for the years ended December 31, 2008 and 2007:

	Year Ended December 31,
	2008	2007	$ Change	% Change
	(in thousands, except percentages)

Revenues:
Subsea services	$221,838	$31,171	$190,667	612%
Subsea trenching and protection	123,804	—	123,804	100%
Towing and supply	210,489	224,937	(14,448)	(6)%

Total revenues	556,131	256,108	300,023	117%
Operating income (loss):
Subsea services	(114,575)	11,594	(126,169)	(1,088)%
Subsea trenching and protection	(35,264)	—	(35,264)	100%
Towing and supply	45,875	75,483	(29,608)	(39)%
Corporate	(23,581)	(20,447)	(3,134)	15%

Total operating income (loss)	(127,545)	66,630	(194,175)	(291)%
Interest income	9,875	14,132	(4,257)	(30)%
Interest expense, net of amounts capitalized	(35,836)	(7,568)	(28,268)	374%
Unrealized gain on mark-to-market of embedded derivative	52,653	—	52,653	100%
Gain on conversion of debt	9,008	—	9,008	100%
Other expense, net	(1,597)	(3,646)	2,049	(56)%

Income (loss) before income taxes	(93,442)	69,548	(162,990)	(234)%
Income tax expense	(13,422)	(11,808)	(1,614)	14%

Net income (loss)	(106,864)	57,740	(164,604)	(285)%
Net (income) loss attributable to the noncontrolling interest	(6,791)	2,432	(9,223)	(379)%

Net income (loss) attributable to Trico Marine Services, Inc.	$(113,655)	$60,172	$(173,827)	(289)%

The following information on day rate, utilization and average number of vessels is relevant to our revenues and are the primary drivers of our revenue fluctuations. Our consolidated fleet’s average day rates, utilization, and average number of vessels by vessel class, for the years ended December 31, 2008 and 2007 were follows:

	Years Ended December 31,
	2008		2007

Average Day Rates:
Subsea Services
SPSVs(1)	$21,691		$17,156
MSVs(2)	74,919	(6)	N/A
Subsea Trenching and Protection	155,978	(6)	N/A
Towing and Supply
AHTSs(3)	$35,508		$38,813
PSVs(4)	17,933		19,492
OSVs(5)	7,693		8,600
Utilization:
Subsea Services
SPSVs	81%		94%
MSVs	79	%(6)	N/A
Subsea Trenching and Protection	93	%(6)	N/A
Towing and Supply
AHTSs	88%		88%
PSVs	92%		89%
OSVs	82%		74%
Average number of Vessels:
Subsea Services
SPSVs	5.4		5.0
MSVs	9.3	(6)	N/A
Subsea Trenching and Protection	3.8	(6)	N/A
Towing and Supply
AHTSs	6.0		6.0
PSVs	7.0		7.0
OSVs	38.1		39.1

(1)	Subsea platform supply vessels

(2)	Multi-purpose service vessels

(3)	Anchor handling, towing and supply vessels

(4)	Platform supply vessels

(5)	Offshore supply vessels

(6)	Results for these vessel classes reflect the period from May 2008 to December 2008.

Segment Results

Subsea Services

	Year Ended December 31,
	2008	2007	$ Change	% Change
	(in thousands, except percentages)

Revenues	$221,838	$31,171	$190,667	612%
Operating expenses:
Direct operating expenses	171,554	17,403	154,151	886%
General and administrative	9,064	82	8,982	10,954%
Depreciation and amortization	22,612	2,092	20,520	981%
Impairments	133,183	—	133,183	100%

Total operating expenses	336,413	19,577	316,836	1,618%

Operating income (loss)	$(114,575)	$11,594	$(126,169)	(1,088)%

Revenues increased $190.7 million primarily due to the acquisition of DeepOcean in May 2008, which contributed incremental revenues of $184.9 million in the subsea services segment in 2008. This segment also includes revenues of $37.0 million from seven SPSVs that were previously part of our towing and supply segment, including two new SPSVs delivered at the end of 2008 that primarily contributed to the SPSV revenue increase of $5.8 million in 2008 compared to 2007. In addition, one new MSV was delivered in the third quarter of 2008 to support our subsea services in Norway. The two new SPSVs are currently under contract in Brazil and Mexico.

Operating loss in 2008 includes a goodwill and intangible impairment of $133.2 million attributable to the determination that the Company had no implied fair value for goodwill based on a combination of factors at the end of 2008 including the global economic environment, higher costs of equity and debt capital and the decline in market capitalization of the Parent and comparable subsea services companies. Excluding this impairment, operating income increased $7.0 million. As discussed above, the increase in operating income is primarily due to the DeepOcean acquisition which contributed $7.2 million of operating income, excluding the impairments, in the subsea services segment following the inclusion of DeepOcean’s results since May 16, 2008.

Subsea Trenching and Protection

	Year Ended December 31,
	2008	2007	$ Change	% Change
	(in thousands, except percentages)

Revenues	$123,804	$—	$123,804	100%
Operating expenses:
Direct operating expenses	93,137	—	93,137	100%
General and administrative	12,121	—	12,121	100%
Depreciation and amortization	14,153	—	14,153	100%
Impairments	39,657	—	39,657	100%

Total operating expenses	159,068	—	159,068	100%

Operating income (loss)	$(35,264)	$—	$(35,264)	100%

This segment was established upon the acquisition of CTC Marine, a wholly-owned subsidiary of DeepOcean in May 2008 and therefore there is no comparative prior year information. This segment’s day rates are a composite rate that can include the vessel, crew and equipment. Operating loss in 2008 includes a goodwill and intangible impairment of $39.7 million.

Towing and Supply

	Year Ended December 31,
	2008	2007	$ Change	% Change
	(in thousands, except percentages)

Revenues	$210,489	$224,937	$(14,448)	(6)%
Operating expenses:
Direct operating expenses	119,193	110,074	9,119	8%
General and administrative	23,590	20,536	3,054	15%
Depreciation and amortization	24,487	21,625	2,862	13%
Impairments	—	116	(116)	(100)%
Gain on sales of assets	(2,656)	(2,897)	241	(8)%

Total operating expenses	164,614	149,454	15,160	10%

Operating income (loss)	$45,875	$75,483	$(29,608)	(39)%

Revenues decreased $14.4 million, or 6%. Charter hire revenues decreased $13.4 million in 2008 compared to 2007 due to lower day rates partially offset by increased utilization for the PSV and OSV class vessels. Day rates were negatively affected in 2008 by the stronger U.S. Dollar primarily coupled with a softening Gulf of Mexico market. Higher utilization for our OSVs in the Gulf of Mexico reflected the need for vessels in the wake of the hurricanes in August and September 2008.

Operating income decreased $29.6 million, or 39%, year-over-year and operating income margin of 22% was down from 34%. Operating income includes lower revenues of $14.4 million coupled with increased costs related to crew costs of $8.0 million driven by a highly competitive labor market, brokerage fees of $3.8 million in 2008 related to increased marketing of the vessels and higher supplies and other operating costs of $8.3 million due to increased utilization. These decreases were partially offset by lower mobilization costs of $3.4 million, lower classification costs of $4.8 million due to timing and lower maintenance and repairs of $1.6 million. Additionally, general and administrative costs increased by $3.1 million primarily related to expanding and establishing our operations in West Africa and the negative impact of European currencies strengthening against the U.S. Dollar during the first half of 2008.

Corporate

	Year Ended December 31,
	2008	2007	$ Change	% Change
	(in thousands, except percentages)

Operating expenses:
Direct operating expenses	$10	$9	$1	11%
General and administrative	23,410	19,784	3,626	18%
Depreciation and amortization	180	654	(474)	(72)%
Gain on sales of assets	(19)	—	(19)	100%

Total operating expenses	23,581	20,447	3,134	15%

Operating income (loss)	$(23,581)	$(20,447)	$(3,134)	15%

The increase in corporate expenses of $3.1 million in 2008 compared to 2007 reflects costs associated with the acquisition of DeepOcean and CTC Marine, personnel increases to support a substantially larger company due to the acquisition, changes in management personnel throughout our organization.

Other Items

	Year Ended December 31,
	2008	2007	$ Change	% Change
	(in thousands, except percentages)

Interest Income	$9,875	$14,132	$(4,257)	(30)%
Interest Expense, Net of Amounts Capitalized	(35,836)	(7,568)	(28,268)	374%
Unrealized Gain on Mark-to-Market of Embedded Derivative	52,653	—	52,653	100%
Gain on Conversion of Debt	9,008	—	9,008	100%
Other Expense, Net	(1,597)	(3,646)	2,049	(56)%
Income Tax Expense	(13,422)	(11,808)	(1,614)	14%
Net (Income) Loss Attributable to the Noncontrolling Interest	(6,791)	2,432	(9,223)	(379)%

Interest Income.  Interest income for 2008 was $9.9 million, a decrease of $4.3 million compared to 2007, reflecting our use of available cash to partially fund the acquisition of DeepOcean.

Interest Expense.  Interest expense increased $28.3 million in 2008 compared to 2007. The increase is attributed to the debt incurred in acquiring DeepOcean and CTC Marine as well as assuming $281.7 million of DeepOcean’s and CTC Marine’s debt in the acquisition. Prior to the incurrence of this new debt and assumption of the DeepOcean and CTC Marine debt, a large portion of our interest was being capitalized in connection with the construction of the MPSVs (from the acquisition of the Active Subsea vessels in November 2007) and the two vessels that were delivered to us, one in each of the third and fourth quarters of 2008. Capitalized interest totaled $18.8 million and $1.4 million in 2008 and 2007, respectively.

Unrealized Gain on Mark-to-Market of Embedded Derivative.  On December 31, 2008, the estimated fair value of the derivative within our 6.5% Debentures was $1.1 million resulting in a $52.7 million unrealized gain for the year ended December 31, 2008. The change in our stock price, coupled with the passage of time, are the primary factors influencing the change in value of these derivatives and the impact on our net income (loss) attributable to Trico Marine Services, Inc. Any increase in our stock price will result in unrealized losses being recognized in future periods and such amounts could be material.

Gain on Conversion of Debt.  In December 2008, two holders of our 6.5% Debentures converted $22 million principal amount of the debentures, collectively, for a combination of $6.3 million in cash related to the interest make-whole provision and 544,284 shares of our common stock based on the initial conversion rate of 24.74023 shares for each $1,000 in principal amount of debentures. We recognized a gain on conversion of $9.0 million.

Other Expense, Net.  Other expense, net decreased $2.0 million in 2008 compared to 2007 primarily due to foreign exchange gains as the U.S. Dollar strengthened against most European currencies during the course of 2008. These gains were partially offset by a foreign currency swap agreement that we settled in June 2008 that was assumed in the acquisition of DeepOcean. Upon settlement, we received net proceeds of $8.2 million, which was approximately $2.5 million less than the swap instruments fair value on May 16, 2008. This $2.5 million shortfall was recorded as a charge to Other Expense, net.

Income Tax Expense.  Consolidated income tax expense for 2008 was $13.4 million, which is primarily related to the income generated by our U.S., West African and Norwegian operations. Our effective tax rate was (14.4%) for the year ended December 31, 2008 which differs from the statutory rate primarily due to tax benefits associated with the Norwegian tonnage tax regime, our permanent reinvestment of foreign earnings, state and foreign taxes and the impairment of goodwill and certain intangibles that are not deductible for tax purposes. Also impacting our effective tax rate was a reduction in Norwegian taxes payable related to a dividend made between related Norwegian entities during the first quarter of 2008. Our effective tax rate is subject to wide variations given our structure and operations. We operate in many different taxing jurisdictions with differing rates and tax structures. Therefore, a change in our overall plan could have a significant impact on the estimated rate.

Noncontrolling Interest.  The noncontrolling interest in the income of our consolidated subsidiaries was $6.8 million for the year ended December 31, 2008, compared to a loss of $2.4 million for the year ended December 31, 2007. In 2008, Eastern Marine Services Limited’s, or EMSL, operations benefited from the vessels it received in 2007. In 2007, EMSL operations resulted in a loss primarily as a result of its receipt of vessels, including drydock completions and mobilization of five cold-stacked supply vessels.

Year Ended December 31, 2007 Compared to the Year Ended December 31, 2006

The following table summarizes our consolidated results of operations for the years ended December 31, 2007 and 2006:

	Year Ended December 31,
	2007	2006	$ Change	% Change
	(in thousands, except percentages)

Revenues:
Subsea services	$31,171	$26,333	$4,838	18%
Towing and supply	224,937	222,384	2,553	1%

Total revenues	256,108	248,717	7,391	3%
Operating income and (loss):
Subsea and services	11,594	14,118	(2,524)	(18)%
Towing and supply	75,483	84,405	(8,922)	(11)%
Corporate	(20,447)	(10,133)	(10,314)	102%

Total operating income	66,630	88,390	(21,760)	(25)%
Interest income	14,132	4,198	9,934	237%
Interest expense, net of amounts capitalized	(7,568)	(1,286)	(6,282)	488%
Other expense, net	(3,646)	(840)	(2,806)	334%

Income (loss) before income taxes	69,548	90,462	(20,914)	(23)%
Income tax expense	(11,808)	(33,723)	21,915	(65)%

Net income	57,740	56,739	1,001	2%
Net loss attributable to the noncontrolling interest	2,432	1,985	447	23%

Net income attributable to Trico Marine Services, Inc.	$60,172	$58,724	$1,448	2%

Our consolidated fleet’s average day rates, utilization, and average number of vessels by vessel class, for the years ended December 31, 2007 and 2006 were as follows:

	Years Ended December 31,
	2007	2006

Average Day Rates:
Subsea Services
SPSVs(1)	$17,156	$15,715
Towing and Supply
AHTSs(2)	$38,813	$28,164
PSVs(3)	19,492	14,219
OSVs(4)	8,600	11,184
Utilization:
Subsea Services
SPSVs	94%	97%
Towing and Supply
AHTSs	88%	92%
PSVs	89%	95%
OSVs	74%	65%
Average number of Vessels:
Subsea Services
SPSVs	5.0	5.0
Towing and Supply
AHTSs	6.0	6.0
PSVs	7.0	7.0
OSVs	39.1	42.3

(1)	Subsea platform supply vessels

(2)	Anchor handling, towing and supply vessels

(3)	Platform supply vessels

(4)	Offshore supply vessels

Segment Results

Subsea Services

	Year Ended December 31,
	2007	2006	$ Change	% Change
	(in thousands, except percentages)

Revenues	$31,171	$26,333	$4,838	18%
Operating expenses:
Direct operating expenses	17,403	9,744	7,659	79%
General and administrative	82	—	82	100%
Depreciation and amortization	2,092	2,471	(379)	(15)%

Total operating expenses	19,577	12,215	7,362	60%

Operating income (loss)	$11,594	$14,118	$(2,524)	(18)%

Revenues for the subsea services segment increased $4.8 million in 2007, or 18%. All revenues are from charter hire and the increase reflects the 8% increase in the SPSV average day rate due primarily to the renewal of a long-term contract at a 40% higher day rate offset by a slight decrease in average utilization for the year.

Operating income in the subsea services segment decreased $2.5 million in 2007, or 18%, year-over-year and operating income margin of 37% was down from 54%. The increase in revenues of $4.8 million was more than offset by the following costs: increased classification costs of $3.2 million which is incurred based on regulatory timelines; increased supplies and repairs and maintenance costs of $3.1 million due to continued high utilization of vessels; and increased crew labor cost of $1.1 million driven by a highly competitive labor market and a weaker U.S. Dollar.

Subsea Trenching and Protection.  We did not have any subsea trenching and protection operations in 2007 or 2006.

Towing and Supply

	Year Ended December 31,
	2007	2006	$ Change	% Change
	(in thousands, except percentages)

Revenues	$224,937	$222,384	$2,553	1%
Operating expenses:
Direct operating expenses	110,074	97,198	12,876	13%
General and administrative	20,536	17,188	3,348	19%
Depreciation and amortization	21,625	22,347	(722)	(3)%
Impairments	116	—	116	100%
Loss on sales of assets	(2,897)	1,246	(4,143)	(333)%

Total operating expenses	149,454	137,979	11,475	8%

Operating income (loss)	$75,483	$84,405	$(8,922)	(11)%

Our revenues in our towing and supply segment increased $2.6 million in 2007, or 1%. Charter hire revenues increased $3.8 million in 2007 compared to 2006 primarily driven by increased day rates for this segment’s AHTSs and PSVs due to strong spot market rates for the AHTSs and a favorable exchange rate in the North Sea due to the weakening U.S. Dollar. For this segment’s OSV vessels, the decrease in day rates in 2007 compared to 2006 can be attributed to overall decreased activity in the Gulf of Mexico as more shallow water jack-up rigs left the region to work in other parts of the world. As a result, we redeployed a portion of our Gulf of Mexico fleet to other geographic areas, primarily West Africa and Mexico, and we also entered into longer-term contracts with marginally lower average day rates. Amortization of non-cash deferred revenues decreased $3.4 million in 2007 compared to 2006 due to the expiration of certain unfavorable contracts recorded at the date we exited bankruptcy in 2005 (the exit date). This deferred revenue resulted from several of our contracts being deemed to be unfavorable compared to market conditions on the exit date, thus creating a liability required to be amortized as revenues over the remaining contract periods. Other vessel income increased $2.2 million for the same period mainly due to increased bed and bunk revenues in the North Sea and West Africa, where this segment continues to redeploy vessels.

Operating income in our towing and supply segment decreased $8.9 million, or 11%, year-over-year and our operating income margin of 34% was down from 38%. The increase in revenues of $2.6 million was more than offset by the following costs: increased mobilization and supply costs of $7.9 million in connection with redeploying vessels to international markets; increased repairs and maintenance costs of $5.2 million primarily related to continued high utilization of vessels; and increased crew labor cost of $7.2 million driven by a highly competitive labor market and a weaker U.S. Dollar; partially offset by decreased classification costs of $6.7 million. Additionally, general and administrative costs increased by $3.3 million primarily related to expanding and establishing our operations in Southeast Asia/China and West Africa.

Corporate

	Year Ended December 31,
	2007	2006	$ Change	% Change
	(in thousands, except percentages)

Operating expenses:
Direct operating expenses	9	39	(30)	(77)%
General and administrative	19,784	9,914	9,870	100%
Depreciation and amortization	654	180	474	263%

Total operating expenses	20,447	10,133	10,314	102%

Operating income (loss)	$(20,447)	$(10,133)	$(10,314)	102%

The increase in corporate expenses of $10.3 million, or 102%, in 2007 compared to 2006 primarily related to compensation expense and non-cash stock-based compensation expense primarily due to changes in executive management, costs associated with global information system upgrades and professional fees associated with the successful proxy contest and pursuit of acquisitions that did not materialize.

Other Items

	Year Ended December 31,
	2007	2006	$ Change	% Change
	(in thousands, except percentages)

Interest Income	$14,132	$4,198	$9,934	237%
Interest Expense, Net of Amounts Capitalized	(7,568)	(1,286)	(6,282)	488%
Other Expense, Net	(3,646)	(840)	(2,806)	334%
Income Tax Expense	(11,808)	(33,723)	21,915	(65)%
Net (Income) Loss Attributable to the Noncontrolling Interest	2,432	1,985	447	23%

Interest Income.  Interest income for 2007 was $14.1 million, an increase of $9.9 million compared to 2006, primarily due to interest earned on higher levels of cash equivalents resulting from proceeds related to the $150.0 million convertible debenture offering in February 2007 and cash flows from operations invested in marketable securities.

Interest Expense.  Interest expense increased $6.3 million in 2007 compared to 2006 primarily due to interest incurred on our $150.0 million 3% senior convertible debentures issued in February 2007, offset by capitalized interest of $1.4 million in 2007 compared to $0.3 million in 2006 primarily related to vessel construction in Norway.

Other Expense, Net.  Other Expense, Net increased $2.8 million in 2007 compared to 2006 primarily due to foreign exchange losses incurred in our Norwegian legal entities that are Norwegian Kroner functional, on U.S. Dollar balances of receivables and cash held throughout 2007 as the U.S. Dollar declined 10% during the course of 2007 against the Norwegian Kroner.

Income Tax Expense.  We recognized a full valuation allowance against our net deferred tax assets in 2007. Consolidated income tax expense for the year ended December 31, 2007 was $11.8 million, which is primarily related to the income generated by our U.S. operations. Our 2007 effective tax rate of 17.0% differs from the statutory rate of 35% primarily due to tax benefits associated with the Norwegian tonnage tax regime, retrospectively enacted as of January 1, 2007, our permanent reinvestment of foreign earnings, and state and foreign taxes. Note 11 to our consolidated financial statements contains a more detailed discussion of enacted changes in Norway’s tax laws. The $11.8 million of income tax expense in 2007 includes a $7.0 million deferred tax charge with an offset to additional paid-in-capital due to the utilization of net operating loss that existed at the exit date. The offset to additional paid-in-capital is required under the fresh-start accounting rules because of the valuation allowance against the net deferred tax asset at the exit date.

Consolidated income tax expense for 2006 was $33.7 million, which is primarily related to the income generated by our U.S. and Norwegian operations. The $33.7 million of income tax expense in 2006 includes a $16.6 million deferred tax charge with an offset to additional paid-in-capital due to the utilization of Net Operating Loss that existed at the exit date. The offset to additional paid-in-capital is required under the fresh-start accounting rules because of the valuation allowance against the net deferred tax asset at the exit date.

Noncontrolling Interest.  The noncontrolling interest in loss of consolidated subsidiaries of $2.4 million and $2.0 million for the years ended December 31, 2007 and 2006, respectively, primarily represents our noncontrolling interest’s share of EMSL’s loss partially offset by our noncontrolling interest’s share of our Mexican partnership’s income. The losses in EMSL are primarily a result of business start-up, mobilization and maintenance and classification costs incurred to destack the five cold-stacked supply vessels to be mobilized to Southeast Asia / China.

Liquidity and Capital Resources

Overview

At June 30, 2009, we had available cash of $35.1 million. This amount and other amounts in this section reflecting U.S. Dollar equivalents for foreign denominated debt amounts are translated at currency rates in effect at June 30, 2009. As of June 30, 2009, payments due on our contractual obligations during the next twelve months were approximately $416 million. This includes $188 million of debt, $137 million of time charter obligations, $49 million of vessel construction obligations (including approximately $9 million associated with the remaining four MPSVs which Trico has the option to cancel after July 15, 2010), $36 million of estimated interest expense, and approximately $7 million of other operating expenses such as taxes, operating leases, and pension obligations. In addition, payments of approximately $102 million must be paid to the lenders under our NOK 350 million revolving credit facility, NOK 230 million revolving credit facility, NOK 150 million additional term loan and NOK 200 million overdraft facility on January 1, 2010. These amounts are included in the debt that is classified as current as of June 30, 2009. We also have $31.5 million of additional debt associated with our U.S. credit facility maturing in July 2010. We also expect to make significant additional capital expenditures over the next twelve months. However, we have canceled delivery of the Deep Cygnus, a large newbuild vessel, thereby terminating our obligation to fund $41.6 million in capital expenditures and completed negotiations with Tebma to suspend construction of the remaining four newbuild MPSVs (the Trico Surge, Trico Sovereign, Trico Seeker and Trico Searcher). Trico holds the option to cancel construction of the four new build MPSVs after July 15, 2010, which would reduce our committed future capital expenditures to approximately $40 million on the three MPSVs we expect to take delivery of by the third quarter of 2010.

As a result of these events, we believe that our forecasted cash flows and available credit capacity are not sufficient to meet our commitments as they come due over the next twelve months and that we will not be able to remain in compliance with our debt covenants unless we are able to successfully refinance certain debt. We are pursuing the Refinancing Transactions to refinance a large portion of our debt. If we successfully complete this offering of notes and the sale of the Northern Clipper, our current maturities as of June 30, 2009 will be $1.7 million (all of which will be at the Parent level); and we expect to have approximately $35.1 million of cash and equivalents plus undrawn credit facility capacity of $50.9 million. We also expect to receive approximately $17 million in net cash proceeds in the fourth quarter from the sale of the Northern Challenger, for which we previously announced a signed sale contract. If we fail to complete the Refinancing Transactions successfully, we will continue our current dialogues with our lenders to amend our existing facilities and our efforts to reduce debt outstanding through asset sales and negotiations with holders of our convertible debentures.

If none of these approaches are successful in refinancing certain debt, we would not be able to remain in compliance with our debt covenants; and we would be in default under our credit agreements, which, in turn, would constitute an event of default under all of our outstanding debt agreements. If this were to occur, all of our outstanding debt would become callable by our creditors and would be reclassified as a current liability on our balance sheet. Our inability to repay the outstanding debt, if it were to become current or if it were called by our creditors, would have a material adverse effect on us and raises substantial doubt about Trico’s ability to continue as a going concern. Our consolidated financial statements do not include any adjustment related to the recoverability and classification of recorded assets or the amounts and classification of liabilities that might result from this uncertainty.

Our ability to generate or access cash is subject to events beyond our control, such as declines in expenditures for exploration, development and production activity, reduction in global consumption of refined petroleum products, general economic, financial, competitive, legislative, regulatory and other factors. In light of the current financial turmoil, we may be exposed to credit risk relating to our credit facilities to the extent our lenders may be unable or unwilling to provide necessary funding in accordance with their commitments. Depending on the market demand for our vessels and other growth opportunities that may arise, we may require additional debt or equity financing. The ability to raise additional indebtedness may be restricted by the terms of the 8.125% Debentures and the notes being sold pursuant to this offering, which restrictions include a prohibition on incurring certain types of indebtedness if our leverage exceeds a certain level.

The credit markets have been volatile and are experiencing a shortage in overall liquidity. We have assessed the potential impact on various aspects of our operations, including, but not limited to, the continued availability and general creditworthiness of our debt and financial instrument counterparties, the impact of market developments on customers and insurers, and the general recoverability and realizability of certain financial assets, including customer receivables. To date, we have not suffered material losses due to nonperformance by our counterparties.

Our indirect subsidiaries, DeepOcean AS, CTC Marine Projects and DeepOcean Shipping II AS are prohibited under the terms of the loan agreements with Sparebank 1 SR-Bank (“SR Bank”) from paying dividends to their respective parents and from lending funds via intercompany loans to other subsidiaries. In the event we are unsuccessful in completing the Refinancing Transactions, completing an alternative transaction, or negotiating the extension of this debt, the inability to transfer funds from these material subsidiaries may impact the ability of Trico Shipping, Trico Supply and Trico Marine Services to meet their obligations including debt service.

Other Liquidity Items

In the first six months of 2009, various holders of our 6.5% Debentures initiated conversions which converted $24.5 million principal amount of the debentures, collectively, for a combination of $6.9 million in cash related to the interest make-whole provision and 605,759 shares of our common stock based on the conversion rate of 24.74023 shares of common stock per $1,000 principal amount of debentures.

On May 11, 2009, we entered into the Exchange Agreements with all of the remaining holders of the 6.5% Debentures. Pursuant to these Exchange Agreements, all holders exchanged each $1,000 in principal amount of the 6.5% Debentures for $800 in principal amount of the 8.125% Debentures, $50 in cash and 12 shares of our common stock (or warrants to purchase shares at $0.01 per share in lieu thereof). Among the more important features of the new 8.125% Debentures is the elimination of the obligation to make interest make-whole payments prior to May 1, 2011 and the ability to satisfy amortization requirements in equity. At closing, we exchanged $253.5 million in aggregate principal amount of the 6.5% Debentures and accrued but unpaid interest thereon for $12.7 million in cash, 360,696 shares of our common stock, warrants exercisable for 2,681,484 shares of our common stock and $202.8 million in aggregate principal amount of 8.125% Debentures. The exchange reduced the principal amount of our outstanding debt by $50.7 million.

On April 28, 2009, we sold a PSV for $26.0 million in net proceeds. The sale of this vessel required a prepayment of approximately $14.9 million for our $200 million revolving credit facility as the vessel served as security for that facility. During June 2009, we sold five OSVs for a total of $3.8 million. The sale of these vessels did not require a debt prepayment.

Our debt is as follows (in thousands):

	June 30,			December 31,
	2009			2008
	Current	Long-Term	Total	Current	Long-Term	Total	Notes

Parent and non-guarantor subsidiaries:
$50 million US Credit Facility Agreement maturing in July 15, 2010	$5,000	$26,509	$31,509	$10,000	$36,460	$46,460	1
$202.8 million face amount, 8.125% Convertible Debentures, net of unamortized discount of $14.6 million as of June 30, 2009, interest payable semi-annually in arrears, maturing on February 1, 2013	—	188,191	188,191	—	—	—
$278.0 million face amount, 6.5% Senior Convertible Debentures, net of unamortized discount of $45 million as of December 31, 2008, interest payable semi-annually in arrears, exchanged in May 2009			—	—	232,998	232,998
$150.0 million face amount, 3.0% Senior Convertible Debentures, net of unamortized discount of $33.0 million and $35.9 million as of June 30, 2009 and December 31, 2008, respectively, interest payable semi-annually in arrears, maturing on January 15, 2027	—	117,006	117,006	—	114,150	114,150
6.11% Notes, principal and interest due in 30 semi-annual installments, maturing April 2014	1,258	5,028	6,286	1,258	5,657	6,915
Insurance Note	473	—	473	—	—	—
Fresh-start debt premium	—	282	282	—	312	312

Total Parent and non-guarantor subsidiaries debt	6,731	337,016	343,747	11,258	389,577	400,835
Trico Supply Group:
NOK 350 million Revolving Credit Facility, maturing January 1, 2010	59,790	—	59,790	3,600	57,931	61,531	2
NOK 230 million Revolving Credit Facility, maturing January 1, 2010	17,940	—	17,940	2,294	18,939	21,233	2
NOK 150 million Additional Term Loan, maturing January 1, 2010	9,428	—	9,428	3,644	6,754	10,398	2
NOK 200 million Overdraft Facility, maturing January 1, 2010	14,542	—	14,542	—	3,207	3,207	2
23.3 million Euro Revolving Credit Facility, maturing March 31, 2010	19,897	—	19,897	—	19,717	19,717	2
NOK 260 million Short Term Credit Facility, interest at 9.9%, maturing on February 1, 2009	—	—	—	11,631	—	11,631
$200 million Revolving Credit Facility maturing May 2013	36,283	100,052	136,335	30,563	130,000	160,563
$100 million Revolving Credit Facility maturing no later than December 2017	—	36,550	36,550	—	15,000	15,000
$18 million Revolving Credit Facility, maturing December 5, 2011	2,000	13,000	15,000	2,000	14,000	16,000	2
8 million Sterling Overdraft Facility, maturing 364 days after drawdown	12,491	—	12,491	9,812	—	9,812
24.2 million Sterling Asset Financing Revolving Credit Facility, maturing no later than December 31, 2014	3,659	14,046	17,705	3,238	14,048	17,286

	June 30,			December 31,
	2009			2008
	Current	Long-Term	Total	Current	Long-Term	Total	Notes

Finance lease obligations assumed in the acquisition of DeepOcean, maturing from October 2009 to Nov-15	2,228	11,854	14,082	2,225	11,947	14,172
Other debt assumed in the acquisition of DeepOcean	2,545	4,771	7,316	2,716	5,979	8,695

Total Trico Supply Group debt	180,803	180,273	361,076	71,723	297,522	369,245
Total Parent and non-guarantor subsidiaries and Trico Supply Group debt	$187,534	$517,289	$704,823	$82,981	$687,099	$770,080

(1)	We were in compliance with our maximum consolidated leverage ratio as of December 31, 2008, March 31, 2009 and June 30, 2009. In August 2009, we entered into an amendment whereby the maximum consolidated leverage was increased from 4.5:1 to 5.0:1 for the fiscal quarter ended September 30, 2009. We received prospective covenant relief increasing the ratio from 4.5:1 to 5.0:1 for September 30, 2009. The ratio will revert back to the contractual terms for future periods.

(2)	These debt agreements contain material adverse change provisions. These provisions allow the lenders to declare an event of default if in their sole and reasonable opinion, a deterioration in the financial condition of the borrower will have a negative effect on its ability to meet its obligations.

The following table summarizes the financial covenants under our debt facilities at June 30, 2009:

Facility	Lender(s)	Borrower	Entity Guarantor	Financial Covenants

8.125% Senior Convertible Debentures	Various	Trico Marine Services, Inc.	None	No maintenance covenants
3.0% Senior Convertible Debentures	Various	Trico Marine Services, Inc.	None	No maintenance covenants
6.11% Notes	Various	Trico Marine International, Inc.	Trico Marine Services, Inc. and U.S. Maritime Administration	No maintenance covenants
$200m Revolving Credit Facility	Nordea Bank Finland PLC/ Bayerische Hypo — Und Vereinsbank AG (“HVB”)	Trico Shipping AS	Trico Supply AS	(1), (2), (3), (4)
$100m Revolving Credit Facility	Nordea Bank Finland PLC/ Bayerische Hypo — Und Vereinsbank AG (“HVB”)	Trico Subsea AS	Trico Supply AS	(1), (2), (3), (4)
$50m U.S. Revolving Credit Facility	Nordea Bank Finland PLC/ Bayerische Hypo — Und Vereinsbank AG (“HVB”)	Trico Marine Services, Inc.	Trico Marine Assets, Inc., Trico Marine Operators, Inc.	(5), (2), (3), (6)
NOK 350m Revolving Credit Facility	SR Bank	DeepOcean Shipping II	DeepOcean AS	(7) (8), (9)
NOK 230m Revolving Credit Facility	SR Bank	DeepOcean AS	None	(7) (8), (9)
€23.3 Revolving Credit Facility	Nordea Bank Norge ASA	DeepOcean Shipping III	Trico Supply AS	(1), (2), (3)
NOK 150m Additional Term Loan	SR Bank	DeepOcean AS	None	(7) (8), (9)
$18m Revolving Credit Facility	Nordea Bank Norge PLC	DeepOcean Shipping	Trico Supply AS	(1), (2), (3)
£8m Overdraft Facility	Barclays Bank PLC	CTC Marine Projects Ltd	DeepOcean AS (partial up to 100m NOK)	None
£24.2m Asset Financing Revolving Credit Facility	Barclays Bank PLC	CTC Marine Projects Ltd	DeepOcean AS (partial up to 100m NOK)	None
NOK 200m Overdraft Facility	SR Bank	DeepOcean AS	None	(7) (8), (9)
Finance Leases	SR Bank	DeepOcean AS	None	No maintenance covenants

(1)	Consolidated Leverage Ratio: Net Debt to 12 month rolling EBITDA* less than or equal to 3.50:1 calculated at the Entity Guarantor level (with respect to the Guarantor party identified in the applicable row of the table above)

(2)	Consolidated Net Worth — minimum net worth of Borrower (if Trico Marine Services) or Entity Guarantor

(3)	Free Liquidity — minimum unrestricted cash and / or unutilized loan commitments at Borrower (with respect to the Borrower party identified in the applicable row of the table above) or Entity Guarantor

(4)	Collateral coverage — appraised value of collateral (vessels) must exceed 150% of amount outstanding and amount available

(5)	Consolidated Leverage Ratio: Net Debt to 12 month rolling EBITDA* less than or equal to 4.50 for the quarter ending June 30, 2009. In August 2009, the ratio was changed to 5.00 for the quarter ending September 30, 2009. The consolidated leverage ratios for the remaining periods remain at 4.50 for the quarter ending December 31, 2009 and 4.00 for any quarters thereafter. Calculated at the Borrower level

(6)	Maintenance Capital Expenditures — limits the amount of maintenance capital expenditures in any given fiscal year

(7)	Book Equity Ratio — Book Equity divided by Book Assets must exceed 35%. Calculated at the Entity Guarantor level

(8)	Leverage Ratio — Net Interest Bearing Debt divided by EBITDA** must be lower than 3:1. Calculated at the Entity Guarantor’s or Borrower’s level (as the case may be)

(9)	Working Capital Ratio — Current Assets must be greater than Current Liabilities (excluding short-term maturities of debt)

*	EBITDA is defined under notes (1) and (5) as Consolidated Net Income attributable to Trico Marine Services, Inc. before deducting therefrom (i) interest expense, (ii) provisions for taxes based on income included in Consolidated Net Income attributable to Trico Marine Services, Inc., (iii) amortization and depreciation without giving any effect to (x) any extraordinary gains or extraordinary non-cash losses and (y) any gains or losses from sales of assets other than the sale of inventory in the ordinary course or business. Prior to December 31, 2009, pro-forma adjustments shall be made for any vessels delivered during the period as if such vessels were acquired or delivered on the first day of the relevant 12 month test period. Calculated at the Entity Guarantor or Borrower’s level (as the case may be).

**	EBITDA is defined under note (8), on a consolidated basis, as the Guarantor’s or the Borrower’s (as the case may be) earnings before interest, taxes, depreciation, amortization and any gain or loss from the sale of assets or other extraordinary gains or losses.

Note: Other covenant related definitions are defined in the respective credit agreements as previously filed with the SEC.

Our most restrictive covenants are as follows:

		Minimum		Minimum
		Requirement as of	June 30,	Requirement to be Met
Facility	Financial Covenant	June 30, 2009	2009 Results(1)	on September 30, 2009

$50 million U.S. Revolving Credit Facility	Consolidated Leverage Ratio	Net Debt to 12 month rolling EBITDA less than or equal to 4:50:1	3.54	Net Debt to 12 month rolling EBITDA less than or equal to 5:00:1
NOK 350m Revolving Credit Facility; NOK 230m Revolving Credit Facility; NOK 150m Additional Term Loan; NOK 200m Overdraft Facility	Working Capital Ratio	Current assets divided by current liabilities must be higher than 1.1	1.11	Current assets divided by current liabilities must be higher than 1.1
$200 million Revolving Credit Facility and $100 million Revolving Credit Facility	Consolidated Leverage Ratio	Net Debt to 12 month rolling EBITDA less than or equal to 3.50:1	3.18	Net Debt to 12 month rolling EBITDA less than or equal to 3.50:1
$200 million Revolving Credit Facility	Free Liquidity	Unrestricted cash and cash equivalents must exceed $10 million	$19.5 million	Unrestricted cash and cash equivalents must exceed $10 million

(1)	We are in compliance with our debt covenants at June 30, 2009. Please see “Risk Factors” for more details about potential risks involving these facilities. Amounts in this section reflecting U.S. Dollar equivalents for foreign denominated debt amounts are translated at currency rates in effect at June 30, 2009. We expect to be in compliance with our debt covenants at September 30, 2009.

In addition to the covenants described above, our 8.125% Debentures limit our ability to incur additional indebtedness if the Consolidated Leverage Ratio exceeds 4 to 1 at the time of incurrence of such indebtedness.

Cross Default Provisions.

Our debt facilities contain significant cross default and/or cross acceleration provisions where a default under one facility could enable the lenders under other facilities to also declare events of default and accelerate repayment of our obligations under these facilities. In general, these cross default / cross acceleration provisions are as follows:

•	The 8.125% Debentures and the 3.0% Debentures contain provisions where the debt holders may declare an event of default and require immediate repayment if repayment of certain other indebtedness in a principal amount in excess of $30 million or its foreign currency equivalent has been accelerated and not remedied within 30 days after notice thereof.

•	The $50 million Parent credit facility allows the lenders to declare an event of default and require immediate repayment if we or any of our subsidiaries were to be in default on more than $10 million in other indebtedness.

•	The $100 million credit agreement and the $200 million credit agreement allow the lenders to declare an event of default and require immediate repayment if Trico Supply AS or any of its subsidiaries were to be in default on more than $10 million in other indebtedness.

•	Under the debt facilities where DeepOcean AS or DeepOcean Shipping II are the borrowers, the lender may declare an event of default and require immediate repayment if other indebtedness becomes due and payable prior to its specified maturity as a result of an event of default.

•	The $18 million revolving credit facility allows the lender to declare an event of default and require immediate repayment if the borrower (DeepOcean Shipping) or the guarantor (Trico Supply AS) is in default on more than $1,000,000 or $5,000,000, respectively, in other indebtedness.

•	The €23.3 million revolving credit facility allows the lender to declare an event of default if the borrower defaults under any other agreement and in the reasonable opinion of the lender, this default would have a material adverse effect on the financial condition of the borrower.

•	The £8 million overdraft facility and the £24.2 million asset financing revolving credit facility contain cross default provisions where it is an event of default if borrower (CTC) defaults on its own debt.

Recent Amendments and Waivers

•	In August 2009, we entered into an amendment to our $50 million Parent revolving credit facility whereby the maximum consolidated leverage ratio, net debt to EBITDA, was increased from 4.5:1 to 5.0:1 for the fiscal quarter ending September 30, 2009. The consolidated leverage ratios for the remaining periods were not amended and remain at 4.5:1 for the fiscal quarter ending December 31, 2009 and 4.0:1.0 for any fiscal quarter ending after December 31, 2009. In connection with this amendment, the margin was increased from 3.25% to 5.0%. The total commitment under this facility has also been permanently reduced to $35 million.

•	In April 2009, we received a waiver of the leverage ratios under the NOK 350 million Revolving Credit Facility, NOK 230 million Revolving Credit Facility, NOK 150 million

Additional Term Loan and the NOK 200 million Overdraft Facility. In exchange for the waiver, the margin on each facility referenced above was increased to 275 bps.

•	In March 2009, we entered into a series of retroactive amendments to change the method of calculating the minimum net worth covenant for each of the $200 million Revolving Credit Facility, the $100 million Revolving Credit Facility, the $18 million Revolving Credit Facility, the 23.3 million Euro Revolving Credit Facility and the $50 million Parent credit facility. These amendments adjusted the calculation of net worth in order to permanently eliminate the negative effect on net worth of any non-cash goodwill adjustments including that which was included in the December 31, 2008 financial statements. Subsequent to this adjustment, we were in compliance with theses net worth covenants as of December 31, 2008.

Our Capital Requirements

Our on-going capital requirements arise primarily from our need to improve and enhance our current service offerings, invest in upgrades of existing vessels, acquire new vessels and provide working capital to support our operating activities and service debt. Generally, we provide working capital to our operating locations through two primary business locations: the North Sea and the U.S. The North Sea and the U.S. business operations have been capitalized and are financed on a stand-alone basis. Debt covenants and U.S. and Norwegian tax laws make it difficult for us to efficiently transfer the financial resources from one of these locations for the benefit of the other.

As a result of changes in Norwegian tax laws in 2007, all accumulated untaxed shipping profits generated between 1996 and December 31, 2006 in our tonnage tax company will be subject to tax at 28%. Two-thirds of the liability ($35.3 million) is payable in equal installments over 9 years. The remaining one-third of the liability ($18.6 million) can be met through qualified environmental expenditures. As a result of changes in Norwegian tax laws during the first quarter of 2009, we recognized a one-time tax benefit in earnings of $18.6 million. There is no time constraint on making any qualified environmental expenditures in satisfaction of the $18.6 million liability.

Contractual Obligations

The following table summarizes our material contractual commitments at June 30, 2009. In the second quarter of 2009, we withdrew from our partnership with Volstad Maritime AS which related to the construction of the Deep Cygnus vessel. We are no longer obligated to fulfill our financial commitment. The change reduced our vessel construction obligations due in less than one year by $41.6 million.

	Payments Due by Period
		Less Than	2-3	4-5	More Than
	Total	1 Year	Years	Years	5 Years
	(In thousands)

Debt obligations(1)(2)(3)	$752,155	$187,533	$106,593	$284,398	$173,631
Interest on fixed rate debt(4)	127,498	21,341	35,675	14,044	56,438
Interest on variable rate debt(5)	52,324	14,557	19,290	11,943	6,534
Vessel construction obligations(6)	133,194	49,224	83,970	—	—
Time charter and equipment leases	372,789	136,794	147,784	59,226	28,985
Operating lease obligations	10,879	3,856	3,612	2,275	1,136
Taxes payable(7)	35,307	2,289	8,254	8,254	16,510
Pension obligations	6,048	530	1,136	1,174	3,208

Total	$1,490,194	$416,124	$406,314	$381,314	$286,442

(1)	Excludes fresh-start debt premium of $0.3 million and unamortized discount on 3.0% Debentures and 8.125% Debentures of $33.0 million and $14.6 million, respectively, at June 30, 2009.

(2)	Does not assume any early conversions or redemption of the 8.125% Debentures and 3% Debentures as each is assumed to reach its originally stated maturity date. Holders of our 3% Debentures have the right to require us to repurchase the debentures on each of January 15, 2014, January 15, 2017 and January 15, 2022. Please see “— Risks and Uncertainties”.

(3)	The maturities of certain debt agreements with SR Bank have been amended with approximately $101.7 million due on January 1, 2010. Management’s intent is to pay the outstanding balances by January 1, 2010.

(4)	Primarily includes the semi-annual interest payments on the 8.125% Debentures and the 3% Debentures to their maturities of 2013 and 2027, respectively and interest payments on the 6.11% Notes maturing 2014.

(5)	For the purpose of this calculation, amounts assume interest rates on floating rate obligations remain unchanged from levels at June 30, 2009, throughout the life of the obligation.

(6)	Reflects committed expenditures, of which approximately $45.3 million will be covered through increases of the available capacity under our existing credit facilities when the vessels are delivered ($27.2 million and $18.1 million of this amount relates to expenditures in the annual periods ending June 30, 2010 and 2012, respectively), and does not reflect the future capital expenditures budgeted for periods presented which are discretionary. In the second quarter of 2009, we also canceled the Deep Cygnus, a large newbuild vessel, thereby terminating our obligation to fund $41.6 million in capital expenditures, and completed negotiations with Tebma to suspend construction of the remaining four newbuild MPSVs (the Trico Surge, Trico Sovereign, Trico Seeker and Trico Searcher). Trico holds the option to cancel construction of the four new build MPSVs after July 15, 2010, which would reduce our committed future capital expenditures to approximately $40 million on the three MPSVs we expect to be delivered by the third quarter of 2010. Since the beginning of 2009, we have sold legacy towing and supply vessels worth $30 million and have executed agreements for the sale of additional vessels for approximately $40 million.

(7)	Norwegian tax laws allow for a portion of the accumulated untaxed shipping profits, $35.3 million, prior to June 30, 2009 to be paid in equal installments over the next 9 years. An additional liability of $18.6 million could be satisfied through making qualifying environmental expenditures. As a result of changes in Norwegian tax laws during the first quarter of 2009. We recognized a one-time tax benefit in first quarter earnings of $18.6 million. We also have liabilities for uncertain tax positions of $2.3 million at June 30, 2009 that have not been included in the table above due to the uncertain timing of settlement.

Cash Flows

The following table sets forth the cash flows for the periods presented (in thousands):

	Year Ended December 31,		Six Months Ended June 30,
	2008	2007	2009	2008

Cash flow provided by operations	$79,938	$112,476	$28,675	$44,732
Cash flow used in investing	(592,877)	(235,269)	(18,609)	(473,158)
Cash flow (used in) provided by financing	502,596	130,361	(74,373)	457,266
Effects of foreign exchange rate changes on cash	(26,507)	9,722	4,763	6,437

Our primary source of cash flow during the six months ended June 30, 2009 was due to cash from operations with focused working capital management. The primary uses of cash were for payments of the make-whole provision with the conversions of the 6.5% Debentures, payments for the purchases of new build vessels and ROVs and maintenance of other property and equipment, and repayments on our existing credit facilities. During the six months ended June 30, 2009, our cash balance decreased $59.5 million to $35.1 million from $94.6 million at December 31, 2008.

Net Cash from Operating Activities.

Net cash provided by operating activities for the six months ended June 30, 2009 was $28.7 million, a decrease of $16.1 million from the same period in 2008. Significant components of cash used in operating activities during the six months ended June 30, 2009 included cash paid for the make-whole premium related to the conversions of the 6.5% Debentures of $6.9 million, non-cash items of $7.6 million and changes in working capital and other asset and liability balances resulting in cash provided by operations of $23.3 million. We expect to fund our future routine operating needs through operating cash flows and draws on our various credit facilities.

Net cash from operating activities was $79.9 million for the year ended December 31, 2008 compared to $112.5 million in 2007. The decrease in operating cash flows was primarily the result of the decreases in operating income discussed above, increased expenditures related to the acquisition of DeepOcean, and overall working capital requirements related to expanding and establishing our operations in various regions. Significant components of cash provided by operating activities during the year ended December 31, 2008 include net losses of $106.9 million plus non-cash items of $167.8 million, and a decrease in working capital balances of $19.0 million.

Net cash provided by operating activities for any period will fluctuate according to the level of business activity for the applicable period. Net cash from operating activities for the year 2007 was $112.5 million. Significant components of cash provided by operating activities during the year 2007 include net earnings of $57.7 million plus non-cash items of $27.0 million and a decrease in working capital balances of $27.8 million.

Net Cash from Investing Activities.

Net cash used in investing activities was $18.6 million for the six months ended June 30, 2009, compared to $473.2 million for the same period in 2008. Our investing cash flow in 2009 primarily reflects $48.8 million of additions to property and equipment partially offset by $30.0 million of proceeds from asset sales of six vessels in 2009. We anticipate that during the remainder of 2009 we will spend approximately $37 million for additional capital expenditures, of which $24 million is committed. Our investing cash flow in the six months ended June 30, 2008 primarily reflects our investment in the acquisition of DeepOcean, net of cash acquired of $430.8 million and $62.2 million of additions to property and equipment. Our investing cash flows also include $7.0 million of proceeds from the asset sales, proceeds of $8.2 million associated with a settlement of a derivative contract held by DeepOcean (entered into prior to our acquisition) and a $4.6 million decrease in restricted cash related to the transfer of the remaining four vessels associated with the second closing of EMSL in January 2008.

Net cash used in investing activities was $592.8 million in the year ended December 31, 2008 compared to $235.3 million in 2007. Cash utilized in the year ended December 31, 2008 was primarily the result of the DeepOcean acquisition and costs related to the construction of eight MPSV vessels and one subsea trenching and protection vessel. As further discussed in Note 4 to our consolidated financial statements, we utilized $506.1 million of cash, net of cash acquired, in connection with the acquisition of DeepOcean. To fund the transaction we used available cash, borrowings under new, existing and amended revolving lines of credit, proceeds from the issuance of $300.0 million of 6.5% Debentures, and the issuance of phantom stock units. Vessel construction costs were $107.5 million in the year ended December 31, 2008, an increase of $81.4 million over 2007.

We used $235.3 million in investing activities in the year ended December 31, 2007, $220.4 million of which is attributed to the Active Subsea acquisition (net of cash of $27.2 million) and $26.1 million for additions to properties and equipment, partially offset by approximately $4.6 million of proceeds from the sales of assets and a $4.1 million decrease of cash restrictions. Our investing cash flows include purchases of $184.8 million and sales of $187.3 million of securities during the year. During the year ended December 31, 2007 three supply vessels and one Crew/Line Handler were sold for $4.5 million in net proceeds with a corresponding aggregate gain of $2.8 million. During the year ended December 31, 2006 we sold three active crew boats for total proceeds of $1.8 million and an aggregate gain of $1.3 million, in connection with a purchase option exercised by customers under respective charter agreements.

Net Cash Used in Financing Activities.

Net cash used in financing activities was $74.4 million for the six months ended June 30, 2009, compared to cash provided of $457.3 million for the same period in 2008. Our 2009 amount includes a dividend payment of $6.1 million to EMSL’s non-controlling partner, net repayments of debt of approximately $62.0 million, which includes $12.7 million related to the convertible debt exchange, and

$6.2 million of refinancing costs related to the exchange. The 2008 amount includes $461.8 million in financing transactions primarily associated with the acquisition of DeepOcean, including the issuance of $300.0 million of 6.5% Debentures and $161.8 million of net borrowings under our existing credit facilities. Our financing activities during the first half of 2008 also included $11.6 million of net proceeds received from the exercise of warrants and options and debt issuance costs associated with the 6.5% Debentures and our bank credit facilities totaled $16.1 million in the first half of 2008.

Net cash provided by financing activities was $502.6 million in the year ended December 31, 2008, which is primarily the result of proceeds from the issuance of $300.0 million of 6.5% Debentures, and $203.8 million of net borrowings, primarily related to debt incurred in connection with the DeepOcean acquisition. Net proceeds of the offering and additional borrowings were used in connection with the acquisition of DeepOcean, and financing of vessel construction.

In the year ended December 31, 2007, financing activities provided $130.4 million of cash, which is primarily the result of proceeds from the issuance of $150.0 million 3% senior convertible debentures, offset by $17.6 million used to repurchase common stock. In February 2007, we issued $150.0 million of 3% senior convertible debentures due in 2027. We received net proceeds of approximately $145.2 million after deducting commissions and offering costs of approximately $4.8 million, which were capitalized as debt issuance costs and are being amortized over the life of the 3% Debentures. Net proceeds of the offering were for general corporate purposes, the acquisition of Active Subsea, and financing of our fleet renewal program.

Critical Accounting Policies

We consider certain accounting policies to be critical policies due to the significant judgment, estimation processes and uncertainty involved for each in the preparation of our consolidated financial statements. We believe the following represent our critical accounting policies.

Revenue Recognition.  We earn and recognize revenues primarily from the time and bareboat chartering of vessels to customers based upon daily rates of hire, and by providing other subsea services. A time charter is a lease arrangement under which we provide a vessel to a customer and are responsible for all crewing, insurance and other operating expenses. In a bareboat charter, we provide only the vessel to the customer, and the customer assumes responsibility to provide for all of the vessel’s operating expenses and generally assumes all risk of operation. Vessel charters may range from several days to several years. Other vessel income is generally related to billings for fuel, bunks, meals and other services provided to our customers.

Other subsea service revenue, primarily derived from the hiring of equipment and operators to provide subsea services to our customers, consists primarily of revenue from billings that provide for a specific time for operators, material, and equipment charges, which accrue daily and are billed periodically for the delivery of subsea services over a contractual term. Service revenue is generally recognized when a signed contract or other persuasive evidence of an arrangement exists, the service has been provided, the fee is fixed or determinable, and collection of resulting receivables is reasonably assured.

In addition, revenue for certain subsea contracts related to trenching of subsea pipelines, flowlines and cables, and installation of subsea cables (umbilicals, ISUs, power and telecommunications) and flexible flowlines is recognized based on the percentage-of-completion method in accordance with the American Institute of Certified Public Accountants Statement of Position 81-1, “Accounting for Performance of Construction-Type and Certain Production-Type Contracts”, measured by the percentage of costs incurred to date to estimated total costs for each contract. Cost estimates are reviewed monthly as the work progresses, and adjustments proportionate to the percentage of completion are reflected in revenue for the period when such estimates are revised. Claims for extra work or changes in scope of work are included in revenue when the amount can be reliably estimated and collection is probable. Losses expected to be incurred on contracts in progress are charged to operations in the period such losses are determined.

Goodwill and Intangible Assets.  Our goodwill represents the purchase price in excess of the net amounts assigned to assets acquired and liabilities we assumed in connection with the May 2008 acquisition of DeepOcean (see Note 4 for further discussion). Our reporting units follow our operating segments under SFAS 131 and goodwill has been recorded related to the acquisition in two reporting units — (1) subsea services and (2) subsea trenching and protection.

SFAS No. 142, “Goodwill and Other Intangible Assets,” requires that goodwill be tested for impairment at the reporting unit level on an annual basis and between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of the reporting unit below its carrying value. The goodwill impairment test is a two-step test. Under the first step, the fair value of the reporting unit is compared with its carrying value (including goodwill). If the fair value of the reporting unit is less than its carrying value, an indication of goodwill impairment exists for the reporting unit and the enterprise must perform step two of the impairment test (measurement). Under step two, an impairment loss is recognized for any excess of the carrying amount of the reporting unit’s goodwill over the implied fair value of that goodwill. The implied fair value of goodwill is determined by allocating the fair value of the reporting unit in a manner similar to a purchase price allocation, in accordance with Financial Accounting Standards Board (“FASB”) Statement No. 141, “Business Combinations.” The residual fair value after this allocation is the implied fair value of the reporting unit goodwill. If the fair value of the reporting unit exceeds its carrying value, step two does not need to be performed.

At December 31, 2008, the measurement date, we performed the first step of the two-step impairment test proscribed by SFAS No. 142, and compared the fair value of the reporting units to its carrying value. In assessing the fair value of the reporting unit, we used a market approach that incorporated the Company Specific Stock Price method and the Guideline Public Company method, each receiving a 50% weighting. Due to current market conditions, we concluded that the market approach would be most appropriate in arriving at the fair value of the reporting units. Key assumptions included our publicly traded stock price, using a 30-day average price of $3.98 per share, an implied control premium of 9%, and a fair value of debt based primarily on the price for our publicly traded debentures. In step one of the impairment test, the fair value of both the Subsea Services and Subsea Trenching and Protection reporting units were less than the carrying value of the net assets of the respective reporting units, and thus we performed step two of the impairment test.

In step two of the impairment test, we determined the implied fair value of goodwill and compared it to the carrying value of the goodwill for each reporting unit. We allocated the fair value of the reporting units to all of the assets and liabilities of the respective units as if the reporting unit had been acquired in a business combination. Our step two analysis resulted in no implied fair value of goodwill for either reporting unit, and therefore, we recognized an impairment charge of $169.7 million in the fourth quarter of 2008, representing a write-off of the entire amount of our previously recorded goodwill. This impairment is based on a combination of factors including the current global economic environment, higher costs of equity and debt capital and the decline in our market capitalization and that of comparable subsea services companies. SFAS No. 142 requires that intangible assets with estimable useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairments in accordance with SFAS No. 144. The intangible assets subject to amortization are amortized using the straight-line method over estimated useful lives of 11 to 13 years for the customer relationships.

Accounting for Long-Lived Assets.  We had approximately $804.4 million in net property and equipment (excluding assets held for sale) at December 31, 2008, which comprised approximately 66.9% of our total assets. In addition to the original cost of these assets, their recorded value is impacted by a number of policy elections, including the estimation of useful lives and residual values.

Depreciation for equipment commences once it is placed in service and depreciation for buildings and leasehold improvements commences once they are ready for their intended use. Depreciable lives and salvage values are determined through economic analysis, reviewing existing fleet plans, and comparison to competitors that operate similar fleets. Depreciation for financial statement purposes is provided on the straight-line method. Residual values are estimated based on our historical experience with regards to the sale of both vessels and spare parts, and are established in conjunction with the estimated useful lives of the vessel. Marine vessels are depreciated over useful lives ranging from 15 to 35 years from the date of original acquisition, estimated based on historical experience for the particular vessel type. Major modifications, which extend the useful life of marine vessels, are capitalized and amortized over the adjusted remaining useful life of the vessel.

Impairment of Long-Lived Assets.  We record impairment losses on long-lived assets used in operations when events and circumstances indicate that the assets might be impaired as defined by SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to undiscounted future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less cost to sell. If market conditions were to decline in market areas in which we operate, it could require us to evaluate the recoverability of our long-lived assets, which may result in write-offs or write-downs on our vessels that may be material individually or in the aggregate.

In connection with completing step two of our goodwill impairment analysis in the fourth quarter 2008, as further discussed in Goodwill and Other Intangible Assets above, we also assessed the current fair values of its other significant assets including marine vessels and other marine equipment, concluding that no impairment existed at December 31, 2008. We recognized a $0.1 million impairment of a supply vessel for the year ended December 31, 2007 and a $2.6 million impairment of a Crew/Line Handler in 2006.

Unrealized Gain on Mark to Market of Embedded Derivative.  SFAS No. 133 requires valuations for our embedded derivatives within our previous 6.5% Debentures and our new 8.125% Debentures. The estimated fair value of the embedded derivatives will fluctuate based upon various factors that include our common stock closing price, volatility, United States Treasury bond rates and the time value of options. The fair value for the 8.125% Debentures will also fluctuate due to the passage of time. The calculation of the fair value of the derivatives requires the use of a Monte Carlo simulation lattice option-pricing model. The fair value of the embedded derivative associated with our new 8.125% Debentures on the date of the exchange was $4.7 million. On June 30, 2009, the estimated fair value of the 8.125% Debenture derivative was $3.7 million resulting in a $1.0 million unrealized gain for the six months ended June 30, 2009. The embedded derivative on our previous 6.5% Debentures was revalued on the date of the exchange and the unrealized gain (loss) for the six months ended June 30, 2009 was $0.4 million. The change in our stock price, coupled with the passage of time, are the primary factors influencing the change in value of these derivatives and the impact on our net income (loss) attributable to Trico Marine Services, Inc. Any increase in our stock price will result in unrealized losses being recognized in future periods and such amounts could be material.

Deferred Tax Valuation Allowance.  We recognize deferred income tax liabilities and assets for the expected future tax consequences of events that have been included in the consolidated financial statements or tax returns. Under this method, deferred income tax liabilities and assets are determined based on the difference between the financial statement and tax bases of liabilities and assets using enacted tax rates in effect for the year in which the differences are expected to reverse. A valuation allowance is recorded to reduce deferred tax assets to an amount management determines is more likely than not to be realized in future years.

In connection with our 2005 emergence from bankruptcy, we adopted fresh start accounting as of March 15, 2005. A valuation allowance was established at that time associated with the U.S. net deferred tax asset because it was not likely that this benefit would be realized. Because we have not yet seen sustained long-term positive results from our U.S. operations, we have continued to maintain this valuation allowance against all U.S. net deferred tax assets. Although we recorded a profit from operations in recent years from our U.S. operations, the history of negative earnings from these operations and the emphasis to expand our presence in growing international markets constitute significant negative evidence substantiating the need for a full valuation allowance against the U.S. net deferred tax assets as of December 31, 2008.

Fresh-start accounting rules require that release of the valuation allowance recorded against pre-confirmation net deferred tax assets is reflected as an increase to additional paid-in capital. We will use cumulative profitability and future income projections as key indicators to substantiate the release of the valuation allowance. This will result in an increase in additional paid in capital at the time the valuation allowance is reduced. If our U.S. operations continue to be profitable, it is possible we will release the valuation allowance at some future date.

As of December 31, 2008, we have remaining net operating losses in certain of our Norwegian and Brazilian entities totaling $152.9 million, resulting in a deferred tax asset of $43.4 million. A valuation allowance of $23.4 million was provided against the financial losses generated in one of our Norwegian tonnage entities as the loss can only be utilized against future financial taxable profit and it is not possible to use group relief to offset taxable profits and losses for group companies subject to tonnage taxation. The remaining losses have an indefinite carry forward and will not expire.

Uncertain Tax Positions.  FASB Interpretation No. 48 (“FIN 48”), “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109,” clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB Statement No. 109, “Accounting for Income Taxes.” The interpretation prescribes a recognition threshold and measurement attribute for a tax position taken or expected to be taken in a tax return and also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. We adopted the provisions of FIN 48 on January 1, 2007. We recognize interest and penalties accrued related to unrecognized tax benefits in income tax expense.

Recent Accounting Standards

On May 9, 2008, the FASB issued Staff Position APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)” (the “FSP” or “ABP 14-1”). The FASB also decided to add further disclosures for instruments subject to this guidance. The new rules changed the accounting for convertible debt instruments that permitted cash settlement upon conversion and were applied to our 3% Debentures. Effective January 1, 2009, we adopted the provisions of this FSP and applied them, on a retrospective basis, to our consolidated financial statements, including those presented herein. The impact of the FSP is reflected in Notes 3, 5, 8, 10, 11, 13, 18, and 19 to our consolidated financial statements as of December 31, 2007 and 2008 and for each of the three years ended December 31, 2006, 2007 and 2008. The FSP required us to separately account for the liability and equity components of our senior convertible notes in a manner intended to reflect its nonconvertible debt borrowing rate. We determined the carrying amount of the senior convertible note liability by measuring the fair value as of the issuance date of a similar note without a conversion feature. The difference between the proceeds from the sale of the senior convertible notes and the amount reflected as the senior convertible note liability was recorded as additional paid-in capital. Effectively, the convertible debt was recorded at a discount to reflect its below market coupon interest rate. The excess of the principal amount of the senior convertible notes over their initial fair value (the “discount”) is accreted to interest expense over the expected life of the senior convertible notes. Interest expense is recorded for the coupon interest payments on the senior convertible notes as well as the accretion of the discount. The adoption did not have an impact on our cash flows.

We adopted the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 157, “Fair Value Measurements,” on January 1, 2008. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosure about fair value measurements. The net effect of the implementation of SFAS No. 157 on our financial statements was immaterial.

On February 12, 2008, the FASB issued FASB Staff Position No. 157-2, Effective Date of FASB Statement No. 157, deferring the effective date of SFAS No. 157 for one year for nonfinancial assets and liabilities, except those that are recognized or disclosed in the financial statements at least annually. The net effect of the implementation of this FSP on our financial statements was immaterial.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations” (SFAS No. 141(R)), which replaces SFAS No. 141, “Business Combinations.” SFAS No. 141(R) retains the underlying concepts of SFAS No. 141 in that all business combinations are still required to be accounted for at fair value under the acquisition method of accounting, but SFAS No. 141(R) changes the method of applying the acquisition method in a number of significant aspects. In addition to expanding the types of transactions that will now qualify as business combinations, SFAS 141(R) also provides that acquisition costs will generally be expensed as incurred; noncontrolling interests will be valued at fair value at the acquisition date; restructuring costs associated with a business combination will generally be expensed subsequent to the acquisition date; and changes in deferred tax asset valuation allowances and income tax uncertainties after the acquisition date generally will affect income tax expense. SFAS No. 141(R) is effective on a prospective basis for all business combinations for which the acquisition date is on or after the beginning of the first annual period subsequent to December 15, 2008, with an exception related to the accounting for valuation allowances on deferred taxes and acquired contingencies related to acquisitions completed before the effective date. SFAS No. 141(R) amends SFAS No. 109 to require adjustments, made after the effective date of this statement, to valuation allowances for acquired deferred tax assets and income tax positions to be recognized as income tax expense. SFAS No. 141(R) is required to be adopted concurrently with SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements an amendment of ARB No. 51”, and is effective for business combination transactions for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. Early adoption is prohibited.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements an amendment of ARB No. 51” (“FAS 160”). FAS 160 states that accounting and reporting for noncontrolling interests (previously referred to as minority interests) will be recharacterized as noncontrolling interests and classified as a component of equity. FAS 160 applies to all entities that prepare consolidated financial statements, except not-for-profit organizations, but will affect only those entities that have an outstanding noncontrolling interest in one or more subsidiaries or that deconsolidate a subsidiary. This statement is effective as of the beginning of an entity’s first fiscal year beginning after December 15, 2008. The provisions of the standard were applied to all noncontrolling interests prospectively, except for the presentation and disclosure requirements, which were applied retrospectively to all periods presented and have been disclosed as such in our consolidated financial statements contained herein.

In April 2008, the FASB issued FSP FAS 142-3, “Determination of the Useful Life of Intangible Assets.” This statement is effective for financial statements issued for periods beginning after December 15, 2008. This statement conforms certain assumption requirements between SFAS No. 142, “Goodwill and Intangibles” with SFAS No. 141(R), “Business Combinations” with respect to estimating the useful life of an intangible asset. In addition, the Statement requires certain additional disclosures about intangible assets. The net effect of implementing this FSP on our financial statements was immaterial.

Quantitative and Qualitative Disclosures About Market Risk

Our market risk exposures primarily include interest rate and exchange rate fluctuations on financial instruments as detailed below. The following sections address the significant market risks associated with our financial activities. Our exposure to market risk as discussed below includes

“forward-looking statements” and represents estimates of possible changes in fair values, future earnings or cash flows that would occur assuming hypothetical future movements in foreign currency exchange rates or interest rates. Our views on market risk are not necessarily indicative of actual results that may occur and do not represent the maximum possible gains and losses that may occur, since actual gains and losses will differ from those estimated, based upon actual fluctuations in foreign currency exchange rates, interest rates and the timing of transactions.

Interest Rate Risk

The table below provides information about our market-sensitive debt instruments. Our fixed-rate debt has no earnings exposure from changes in interest rates.

							Approximate
	Expected Maturity Date at December 31, 2008						Fair Value at
	Year Ending December 31,						December 31,
	2009	2010	2011	2012	2013	Thereafter	2008
	(Dollars in thousands)

Fixed Rate Debt(1)	$1,258	$1,258	$1,258	$1,258	$1,258	$428,625	$147,078
Variable rate debt(2)	81,724	83,761	78,331	47,723	59,183	64,983	415,705

Total debt	$82,982	$85,019	$79,589	$48,981	$60,441	$493,608	$562,783

(1)	Includes (i) the 3% Debentures, bearing interest at 3.00%, interest payable semi-annually and maturing in 2027, (ii) the 6.5% Debentures bearing interest at 6.5%, interest payable semi-annually, maturing 2028 and (iii) the 6.11% Notes, bearing interest at 6.11%, principal and interest due in 30 semi-annual installments, maturing in 2014. Does not include the amount we would be required to pay if the remaining holders of our 6.5% Debentures convert, we would be required to pay approximately $75 million (as of March 11, 2009) in cash related to the interest make-whole provision.

(2)	Includes various credit facilities and term debt as further described in Note 5 to our annual consolidated financial statements included in this offering memorandum.

Foreign Currency Exchange Rate Risk

Our consolidated reporting currency is the U.S. Dollar although we have substantial operations located outside the United States. We are primarily exposed to fluctuations in the foreign currency exchange rates of the Norwegian Kroner, the British Pound, the Brazilian Real and the Nigerian Naira. A number of our subsidiaries use a different functional currency than the U.S. Dollar. The functional currencies of these subsidiaries include the Norwegian Kroner, the Euro the Brazilian Real, and the Nigerian Naira. As a result, the reported amount of our assets and liabilities related to our non-U.S. operations and, therefore, our consolidated financial statements will fluctuate based upon changes in currency exchange rates.

We manage foreign currency risk by attempting to contract as much foreign revenue as possible in U.S. Dollars. To the extent that our foreign subsidiaries revenues are denominated in U.S. Dollars, changes in foreign currency exchange rates impact our earnings. This is somewhat mitigated by the amount of foreign subsidiary expenses that are also denominated in U.S. Dollars. In order to further mitigate this risk, we may utilize foreign currency forward contracts to better match the currency of our revenues and associated costs. We do not use foreign currency forward contracts for trading or speculative purposes. The counterparties to these contracts would be limited to major financial institutions, which would minimize counterparty credit risk. There were no foreign exchange forward contracts outstanding during 2008 and there were none outstanding as of June 30, 2009.

Embedded Derivative Risk

As discussed in Note 5 and Note 6 to our annual audited consolidated financial statements included in this offering memorandum, the conversion feature contained in our 6.5% Debentures is required to be accounted for separately and recorded as a derivative financial instrument measured at fair value. The estimate of fair value was determined through the use of a Monte Carlo simulation lattice option-pricing model that included various assumptions, including our December 31, 2008 stock closing price of $4.47 per share, expected volatility of 50%, a discount rate of 10.95% using United States Treasury Bond Rates of 1.39% and risk adjusted rates of 7.97% for the time value of options. At December 31, 2008, we estimate that a 10% and 30% increase in the price of our stock (keeping other assumptions constant) would increase the fair value of the conversion feature by approximately $0.3 million and $0.8 million, respectively. The reduction in our stock price in the primary factor influencing the change in value of this derivative and its impact on our net income. Any increase in our stock price will result in unrealized losses being recognized in future periods and such amounts could be material.

As discussed in Note 8 and Note 9 to our interim unaudited consolidated financial statements at June 30, 2009, the conversion feature contained in our 8.125% is also recorded as a derivative financial instrument measured at fair value. The 8.125% Debentures were exchanged for the 6.5% Debentures in May 2009. The estimate of fair value was determined through the use of a Monte Carlo simulation lattice option-pricing model. The assumptions used in the valuation model for the 8.125% Debentures as of June 30, 2009 include the Company’s stock closing price of $3.41, expected volatility of 60%, a discount rate of 25.0% and a United States Treasury Bond Rate of 1.90% for the time value of options.

The Trico Supply Group

As used in the management’s discussion and analysis of financial condition and results of operations for the Trico Supply Group below, “Trico Supply Group,” “we,” “us,” and “our” refers to the Trico Supply Group.

Overview

The Trico Supply Group is an integrated provider of subsea services, subsea trenching and protection services and OSVs to oil and natural gas exploration and production companies that operate in major offshore producing regions around the world. The Parent acquired Active Subsea in 2007 and DeepOcean and CTC Marine in 2008. The remainder of our revenue is attributable to our legacy towing and supply business. We operate through three business segments: (1) subsea services, (2) subsea trenching and protection and (3) towing and supply.

Our Outlook

The results of operations for the Trico Supply Group are highly dependent on the level of operating and capital spending for exploration and development by the energy industry, among other things. The energy industry’s level of operating and capital spending is substantially related to the demand for natural resources, the prevailing commodity price of natural gas and crude oil, and expectations for such prices. During periods of low commodity prices, our customers may reduce their capital spending budgets which could result in reduced demand for our services. Other factors that influence the level of capital spending by our customers which are beyond our control include: worldwide demand for crude oil and natural gas and the cost of exploring for and producing oil and natural gas, which can be affected by environmental regulations, significant weather conditions, maintenance requirements and technological advances that affect energy and its usage.

For the remainder of 2009, the Trico Supply Group will continue to focus on the following key areas:

Carefully manage liquidity and cash flow.  Our substantial amount of indebtedness requires us to manage our cash flow to maintain compliance under our debt covenants and to meet our capital expenditure and debt service requirements. The Trico Supply Group has a disciplined approach to marketing and contracting our vessels and equipment to achieve less spot market exposure in favor of long-term contracts. The expansion of our subsea services activities is intended to have a stabilizing influence on our cash flow.

Maximize our vessel utilization and our service spreads.  We continue to increase our combined subsea services and subsea trenching and protection fleet primarily through chartering of third-party vessels. We offer our customers a variety of subsea installation, construction, trenching and protection services using combinations of our equipment and personnel to maximize the earnings per vessel and to increase the opportunity to offer a differentiated technology service package.

Expand our presence in additional subsea services markets.  In contrast to the overall market served by our traditional towing and supply business, we believe the subsea market is growing and will provide a higher rate of return on our services. We have increased our marketing efforts to expand our subsea services business in West Africa, Southeast Asia / China, Brazil, the United States and Mexico. For the second quarter of 2009, our aggregate revenues in these markets represented 31% of Trico Supply Group’s revenue in subsea operations. Through our legacy towing and supply business, we have strong relationships with important customers, such as a contractor of Pemex, Statoil and CNOOC, and an in-depth understanding of their bidding procedures, technical requirements and needs. We are leveraging this infrastructure to expand our subsea services and trenching and protection businesses around the world.

Invest in growth of our subsea fleet.  We continually aim to improve our fleet’s capabilities in the subsea services area by focusing on more sophisticated next generation subsea vessels that will be attractive to a broad range of customers and can be deployed worldwide. We are building three new MPSVs (the Trico Star, Trico Service and Trico Sea), which are expected to be delivered in the first, second and third quarters of 2010, respectively. Our remaining committed capital expenditures related to these vessels is approximately $40 million. We also lease many of the vessels used in our subsea services and subsea trenching and protection businesses. This gives us the opportunity to expand our business without large incremental capital expenditures, to match vessel capabilities with project requirements, and to benefit from periods of oversupply of vessels. We believe having an up-to-date and technologically advanced fleet is critical to our being competitive within the subsea services and subsea trenching and protection businesses. Finally, we invest in ROVs and subsea trenching and protection equipment. We have recently completed the construction of the RT-1 and the UT-1 further enhancing our capabilities. We view our future expenditures for such assets as discretionary in nature, and we will only undertake them to the extent we believe they are economically justified.

Reduce exposure to a declining offshore towing and supply vessel business.  Over time, we believe transitioning away from a low growth, commoditized towing and supply business toward specialized subsea services will result in improved operating results. In 2009, Trico Supply Group sold a PSV for aggregate proceeds of approximately $26 million. We have also executed agreements for the sale of two North Sea class vessels for approximately $40 million. We will continue to look for opportunities to divest non-core or underperforming towing and supply assets. We will also continue to position our towing and supply vessels in markets where we believe we have a competitive advantage or that have positive fundamentals.

Market Outlook — Demand for Our Vessels and Services

Each of our operating segments experiences different impacts from the current overall economic slowdown, crisis in the credit markets, and decline in oil prices. In all segments, however, we have seen increased exploration and production spending in Brazil, Mexico and China and will continue to focus our efforts on increasing our market presence in those regions in the last three months of 2009. For the remainder of 2009, we expect, in general, further declines in exploration and production spending, offshore drilling worldwide, and construction spending, but we anticipate overall subsea spending to increase based on unit growth in new subsea installation and a large base of installed units.

Subsea Services.  Although projects may be postponed as a result of low commodity prices, we have not had any subsea contracts canceled in 2009; however, some of our projects have been delayed until the second half of 2009 and into 2010. Given that a majority of our subsea services work includes inspection, maintenance and repair required to maintain existing pipelines, and such services are covered by operating expenditures rather than capital expenditures, we believe that the outlook for our subsea services will remain consistent with the levels of subsea spending occurring in 2008. We have seen no material decline in pricing for subsea services when compared to contracts awarded in 2008.

Subsea Protection and Trenching.  For the remainder of 2009, we expect demand for our subsea protection and trenching services to be similarly driven by the increase in overall spending on subsea services. However, we believe that certain markets may be softer due to seasonality in this area and therefore are mitigating such seasonality by mobilizing our assets to regions less susceptible to seasonality. We generally expect a weak market in the North Sea but we believe there is an opportunity to develop a meaningful presence in emerging growth areas for this segment including Southeast Asia / China, Australia, the Mediterranean and Brazil.

Towing and Supply.  In 2009, we are continuing to see significant weakness in the towing and supply segment in the North Sea, driven by reduced exploration and production spending as a result of low commodity prices in addition to seasonality for our AHTS vessels in this market. We have proactively addressed the change in the fundamentals in this market by selling a vessel, entering into a contract for the sale of two vessels and classified another one as held for sale. This has reduced our spot market exposure and increased the percentage of our fleet operating under term contracts.

Market Outlook — Credit Environment

Through the latter half of 2008 we saw, and during the first nine months of 2009 we have continued to see, lenders take steps to initiate procedures to reduce their overall exposure to one company (which will limit our ability to seek new financing from existing lenders), increase margins and improve their collateral position. Should we desire to further refinance existing debt or access capital markets for new financing after this offering, we expect terms and conditions of such refinancing or access to capital markets to be challenging throughout the remainder of 2009.

Significant Events

Acquisition of DeepOcean and CTC Marine.  On May 15, 2008, Parent initiated a series of events and transactions that resulted in it acquiring 100% of DeepOcean and its wholly-owned subsidiary CTC Marine. The acquisition price for DeepOcean and CTC Marine was approximately $700 million. To fund the transactions the Parent used available cash, borrowings under new, existing and amended revolving lines of credit, proceeds from the issuance of $300 million of 6.5% Debentures and the issuance of phantom stock units. DeepOcean’s and CTC Marine’s results are included in our results of operations from the date of acquisition, and significantly affected every component of our 2008 operating income as compared with our prior year results.

The following table provides the amounts included in our 2008 results from the operations of DeepOcean and CTC Marine for the period from May 16, 2008 to December 31, 2008 (in thousands):

	For the Year Ended December 31, 2008
		DeepOcean
	Trico Supply	and CTC
	Group	Marine	Legacy Trico

Revenues	$445,219	$308,649	$136,570
Direct operating expenses	(332,161)	(242,937)	(89,224)
General and administrative expense	(31,543)	(21,182)	(10,361)
Depreciation and amortization	(46,951)	(34,203)	(12,748)
Impairments	(172,840)	(172,840)	—
Gain on sale of assets	(69)	—	(69)

Operating income (loss)	$(138,345)	$(162,513)	$24,168

Volstad Impairment.  In July 2007, DeepOcean AS established a limited partnership under Norwegian law with Volstad Maritime AS for the sole purpose of creating an entity that would finance the construction of a new vessel. This entity is fully consolidated by DeepOcean. According to the terms of the partnership agreement, neither party to the partnership was obligated to fund more than its committed capital contribution with the remaining portion to be financed through third party financings. Given the global economic turmoil and resulting difficulties in obtaining financing, the purpose of the partnership has been frustrated due to the fact that the partnership has been unable to fulfill its commitment to obtain financing for the remaining amount necessary to purchase the new vessel. As a result, on April 27, 2009, DeepOcean AS served notice to Volstad of its formal withdrawal from the partnership, effective immediately, thereby eliminating its continuing obligations therein. As a result, our total vessel construction commitments were reduced by $41.6 million. On June 26, 2009, we reached an agreement with Volstad in which DeepOcean AS withdrew from the partnership, CTC Marine was relieved of obligations under the time charter with the partnership and we were indemnified in full against claims of either Volstad or the shipyard building the vessel. Our sole obligation is to pay NOK 7.0 million ($1.1 million) against an invoice for work done to the vessel. Based on the outcome of those negotiations, we recorded a $14.0 million asset impairment in the second quarter of 2009, which is reflected in the Parent’s consolidated financial statements as of June 30, 2008 and 2009 and for the six month periods ended June 30, 2008 and 2009 on the Condensed Consolidated Statement of Cash Flows under the line item “Impairment.” No remaining assets associated with this partnership are on our books.

Factors that Affect Our Results

We have three operating segments: subsea services, represented primarily by the operations of DeepOcean and two subsea platform supply vessels, or SPSVs, from our historic operations; subsea trenching and protection, represented by the operations of CTC Marine; and towing and supply, represented primarily by our historical operation of marine supply vessels.

The revenues and costs for our subsea services segment primarily are determined by the scope of individual projects and in certain cases by multi-year contracts. Subsea services projects may utilize any combination of vessels, both owned and leased, and components of our non-fleet equipment consisting of ROVs, installation handling equipment, and survey equipment. The scope of work, complexity, and area of operation for our projects will determine what assets will be deployed to service each respective project. Rates for our subsea services typically include a composite day rate for the utilization of a vessel and/or the appropriate equipment for the project, as well as the crew. These day rates can be fixed or variable and are primarily influenced by the specific technical requirements of the project, the availability of the required vessels and equipment and the project’s geographic location and competition. Occasionally, projects are based on unit-rate contracts (based on units of work performed, such as miles of pipeline inspected per day) and occasionally through lump-sum contractual arrangements. In addition, we generate revenues for onshore engineering work, post processing of survey data, and associated reporting. The operating costs for the subsea services segment primarily reflect the rental or ownership costs for our leased vessels and equipment, crew compensation costs, supplies and marine insurance. Our customers are typically responsible for mobilization expenses and fuel costs. Variables that may affect our subsea services segment include the scope and complexity of each project, weather or environmental downtime, and water depth. Delays or acceleration of projects will result in fluctuations of when revenues are earned and costs are incurred but generally they will not materially affect the total amount of costs.

The revenues and costs for our subsea trenching and protection segment are also primarily determined by the scope of individual projects. Based on the overall scale of the respective projects, we may utilize any combination of engineering services, assets and personnel, consisting of a vessel that deploys a subsea trenching asset, ROV and survey equipment, and supporting offshore crew and management. Our asset and personnel deployment is also dependent on various other factors such as subsea soil conditions, the type and size of our customer’s product and water depth. Revenues for our subsea trenching and protection segment include a composite daily rate for the utilization of vessels and assets plus fees for engineering services, project management services and equipment mobilization. These daily rates will vary in accordance with the complexity of the project, existing framework agreements with clients, competition and geographic location. The operating costs for this segment predominately reflect the rental of its leased vessels, the hiring of third party equipment (principally ROVs and survey equipment which we sometimes hire from our subsea services segment), engineering personnel, crew compensation and depreciation on subsea assets. The delay or acceleration of the commencement of customer offshore projects will result in fluctuations in the timing of recognition of revenues and related costs, but generally will not materially affect total project revenues and costs.

The revenues for our towing and supply segment are impacted primarily by fleet size and capabilities, day rates and vessel utilization. Day rates and vessel utilization are primarily driven by demand for our vessels, supply of new vessels, our vessel availability, customer requirements, competition and weather conditions. The operating costs for the towing and supply segment are primarily a function of the active fleet size. The most significant of our normal direct operating costs include crew compensation, maintenance and repairs, marine inspection costs, supplies and marine insurance. We are typically responsible for normal operating expenses, while our contracts provide that customers are typically responsible for mobilization expenses and fuel costs.

Risks and Uncertainties

We experienced lower than expected operating results in the first half of 2009 as a result of seasonality early in 2009, lower utilization due to planned vessel mobilizations for longer term projects commencing mid-year in our subsea services segments, deteriorating rates and utilization in our towing and supply segment and the further weakening of the U.S. dollar relative to the Norwegian kroner during the second quarter of 2009 which also resulted in additional cash payments required to bring the $200 million revolving credit facility within its contractual credit limit.

As a result of these events, we believe that our forecasted cash flows and current available credit capacity will not be sufficient to meet our commitments as they come due over the next twelve months and that we will not be able to remain in compliance with our debt covenants unless we are able to successfully refinance the $101.7 million outstanding under the SR Bank debt and $19.9 million outstanding under the €23.3 million revolving credit facility each as of June 30, 2009. We are pursuing the Refinancing Transactions to refinance substantially all the debt of the Trico Supply Group. If we fail to complete the Refinancing Transactions successfully, we will continue our current dialogues with our lenders to amend our existing facilities and our efforts to reduce debt outstanding through asset sales.

If none of these approaches are successful in refinancing certain debt, we would not be able to remain in compliance with our debt covenants, and we will be in default under our credit agreements, which in turn, would constitute an event of default under all of our outstanding debt agreements. If this were to occur, all of our outstanding debt would become callable by our creditors and would be reclassified as a current liability on our balance sheet. Our inability to repay the outstanding debt, if it were to become current or if it were called by our creditors, would have a material adverse effect on us and raises substantial doubt about our ability to continue as a going concern. Our consolidated financial statements do not include any adjustment related to the recoverability and classification of recorded assets or the amounts and classification of liabilities that might result from this uncertainty.

Our ability to generate or access cash is subject to events beyond our control, such as declines in expenditures for exploration, development and production activity, reduction in global consumption of refined petroleum products, general economic, financial, competitive, legislative, regulatory and other factors. In light of the current financial turmoil, our lenders may be unable or unwilling to provide necessary funding in accordance with their commitments. Depending on the market demand for our vessels and other growth opportunities that may arise, we may require additional debt or equity financing. The ability to raise additional indebtedness may be restricted by the terms of the 8.125% Debentures and the notes being offered hereby, which restrictions include a prohibition on incurring certain types of indebtedness if our leverage exceeds a certain level.

Results of Operations

The following is a discussion of the results of operations for each respective segment. Prior year amounts have been reclassified to conform to our new segment presentation.

Six Months Ended June 30, 2009 Compared to the Six Months Ended June 30, 2008

The following table summarizes our consolidated results of operations for the six months ended June 30, 2009 and 2008:

	Six Months Ended June 30,
	2009	2008	$ Change	% Change
	(in thousands, except percentages)

Revenues:
Subsea Services	$120,692	$44,156	$76,536	173%
Subsea Trenching and Protection	94,403	15,463	78,940	511%
Towing and Supply	38,814	54,934	(16,120)	(29)%

Total Revenues	253,909	114,553	139,356	122%
Operating Income (Loss):
Subsea Services	(16,458)	8,969	(25,427)	(283)%
Subsea Trenching and Protection	11,679	(2,502)	14,181	(567)%
Towing and Supply	14,664	11,925	2,739	23%

Total Operating Income (Loss)	9,885	18,392	(8,507)	(46)%
Interest Income	5,950	3,615	2,335	65%
Interest Expense, Net of Amounts Capitalized	(18,313)	(8,186)	(10,127)	124%
Other (Expense) Income, Net	945	(1,140)	2,085	(183)%

Income (Loss) before Income Taxes	(1,533)	12,681	(14,214)	(112)%
Income Tax (Benefit) Expense	(17,992)	206	(18,198)	(8,834)%
Less: Net (Income) Loss Attributable to the Noncontrolling Interest	(1)	(21)	20	(95)%

Net Income (Loss) Attributable to the Trico Supply Group	$16,458	$12,454	$4,004	32%

The following information on day rates, utilization and average number of vessels is relevant to our revenues and are the primary drivers of our revenue fluctuations. Our consolidated fleet’s average day rates, utilization, and average number of vessels by vessel class, for the six months ended June 30, 2009 and 2008 were as follows:

	Six Months Ended June 30,
	2009	2008

Average Day Rates:
Subsea Services
SPSVs(1)	$44,015	$29,247
MSVs(2)	74,440	74,508	(5)
Subsea Trenching and Protection	$113,347	$179,115	(5)
Towing and Supply
AHTSs(3)	$17,709	$32,460
PSVs(4)	16,522	17,940
Utilization:
Subsea Services
SPSVs	83%	100%
MSVs	83%	79	%(5)
Subsea Trenching and Protection	95%	84	%(5)
Towing and Supply
AHTSs	74%	97%
PSVs	89%	97%
Average number of Vessels:
Subsea Services
SPSVs	2.0	2.0
MSVs	9.4	9.0	(5)
Subsea Trenching and Protection	4.1	2.9	(5)
Towing and Supply
AHTSs	4.0	4.0
PSVs	5.6	6.0

(1)	Subsea platform supply vessels

(2)	Multi-purpose service vessels

(3)	Anchor handling, towing and supply vessels

(4)	Platform supply vessels

(5)	Results from these vessel classes reflect the period from May 2008 to June 2008.

Overall Results

For the six months ended June 30, 2009, we reported net income attributable to the Trico Supply Group of $16.5 million on revenues of $253.9 million compared to net income attributable to Trico Supply Group of $12.5 million on revenues of $114.6 million for the same period in 2008. The 2009 results include an impairment charge of $14.0 million related to our withdrawal from the Volstad partnership, incremental results from the DeepOcean acquisition in May 2008, two newbuild vessels that were delivered in the second half of 2008 and a gain realized on the sale of one vessel in the second quarter of 2009 partially offset by decreases in our traditional towing and supply operations due to weakness in the North Sea region as a consequence of declines in the overall markets coupled with newbuild vessels entering the North Sea market.

Segment Results

Subsea Services.  Revenues increased $76.5 million for the six month period ended June 30, 2009 primarily due to the acquisition of DeepOcean in May 2008, which contributed incremental revenues of $84.4 million. The subsea service segment also includes revenues of $10.3 million in the first six months of 2009 from SPSVs that were previously part of our towing and supply segment, representing a decrease of $1.2 million compared to the same period in the prior year.

This segment reported operating losses of $16.5 million for the six month period ended June 30, 2009 compared to operating income of $9.0 million for the same prior year period. This includes an impairment charge in the second quarter of 2009 of $14.0 million related to our investment in a partnership for the construction of a new vessel, the Deep Cygnus. In the second quarter of 2009, we withdrew from the partnership as it had been unable to fulfill its commitment to obtain financing for the remaining amount necessary to purchase the new vessel. For the six month period ended June 30, 2009 (excluding the impairment), operating results decreased compared to the same period in the prior year as this segment was adversely affected by the loss of 70 days of revenue in the first quarter of 2009 due to mechanical issues on two subsea vessels that are time chartered from a third-party vessel owner. Additionally, one of our large subsea vessels, the Atlantic Challenger, completed an extensive regulatory dry docking after working for five years in Mexico, which negatively affected our operating results in the first quarter of 2009. Additionally, results are typically lower in the first quarter of the year due to project delays related to harsh weather conditions. In June, the average day rate for our DeepOcean subsea services vessels was $86,000 and utilization was almost 90%, up 27% and 21%, respectively, over the first quarter of 2009.

Subsea Trenching and Protection.  This segment was established upon the acquisition of CTC Marine, a wholly-owned subsidiary of DeepOcean, in May 2008, and therefore the comparative prior year information is limited. This segment’s day rates are a composite daily rate for the utilization of vessels and assets plus fees for engineering services, project management services and equipment mobilization and will vary based on the project complexity, existing framework agreements with clients, competition and geographic location. For the six months ended June 30, 2009, CTC’s revenues were $94.4 million and its reported income was $11.7 million. In the six months ended June 30, 2009, this segment’s average vessel day rate was $113,347.

Towing and Supply.  Revenues decreased $16.1 million for the six month period ended June 30, 2009 and operating income increased $2.7 million for the six month period June 30, 2009 as compared to the same prior year period. Operating income in the six month period ended June 30, 2009 includes a gain on an asset sale of $15.1 million related to the sale of a platform supply vessel in the North Sea. Excluding the asset sale, the operating income decreases were due to weakness in the North Sea region as a consequence of declines in the overall markets coupled with newbuild vessels entering the North Sea market.

Other Items

Interest Income.  Interest income for the six months ended June 30, 2009 was $6.0 million, an increase of $2.3 million compared to the same period in 2008, due to the intercompany notes between Trico Supply and DeepOcean.

Interest Expense.  Interest expense increased $10.1 million in the six months ended June 30, 2009, compared to the same period in 2008. The increase is attributed to the debt incurred and assumed when we acquired DeepOcean and CTC Marine in May 2008 as well as intercompany notes between Trico Supply and DeepOcean. We capitalize interest related to vessels currently under construction. Capitalized interest for the six months ended June 30, 2009 totaled $9.7 million, and $5.8 million for the same period in 2008.

Other (Expense) Income Net.  Other (expense) income net of $1.0 million for the six month period ended June 30, 2009 increased $2.1 million from the same period in 2008, primarily due to foreign exchange losses as the U.S. Dollar slightly weakened against most European currencies during 2009.

Income Tax (Benefit) Expense.  Our income tax (benefit) expense for the six months ended June 30, 2009 was $(18.0) million compared to $0.2 million for the comparable prior year period. The income tax (benefit) expense for each period is primarily associated with our foreign taxes. Our tax benefit for the six month period ending June 30, 2009 differs from that under the statutory rate primarily due to tax benefits associated with the Norwegian tonnage tax regime and a change in law enacted on March 31, 2009, our permanent reinvestment of foreign earnings and foreign taxes. Our effective tax rate is subject to wide variations given its structure and operations. We operate in many different taxing jurisdictions with differing rates and tax structures. Therefore, a change in our overall plan could have a significant impact on the estimated rate. At June 30, 2008, our tax expense differed from that under the statutory rate primarily due to tax benefits associated with the Norwegian tonnage tax regime, our permanent reinvestment of foreign earnings and foreign taxes. Also impacting our tax expense was a reduction in Norwegian taxes payable related to a dividend made between related Norwegian entities during 2008.

Year Ended December 31, 2008 Compared to the Year Ended December 31, 2007

The following table summarizes our Trico Supply Group results of operations for the years ended December 31, 2008 and 2007:

	Year Ended December 31,
	2008	2007	$ Change	% Change
	(in thousands, except percentages)

Revenues:
Subsea Services	$205,245	$18,059	$187,186	1,037%
Subsea Trenching and Protection	123,804	—	123,804	100%
Towing and Supply	116,170	124,780	(8,610)	(7)%

Total Revenues	445,219	142,839	302,380	212%
Operating Income (Loss):
Subsea Services	(115,817)	6,424	(122,241)	(1,903)%
Subsea Trenching and Protection	(35,264)	—	(35,264)	100%
Towing and Supply	12,736	55,931	(43,195)	(77)%

Total Operating Income (Loss)	(138,345)	62,355	(200,700)	(322)%
Interest Income	10,620	3,568	7,052	198%
Interest Expense, Net of Amounts Capitalized	(32,776)	(1,331)	(31,445)	2,363%
Other Expense, Net	(2,361)	(2,581)	220	(9)%

Income (Loss) before Income Taxes	(162,862)	62,011	(224,873)	(363)%
Income Tax Benefit	(14,566)	(368)	(14,198)	3,858%

Net Income (Loss)	(148,296)	62,379	(210,675)	(338)%
Less: Net (Income) Loss Attributable to the Noncontrolling Interest	8	—	8	100%

Net Income (Loss) Attributable to the Trico Supply Group	$(148,288)	$62,379	$(210,667)	(338)%

The following information on day rate, utilization and average number of vessels is relevant to our revenues and are the primary drivers of our revenue fluctuations. Our consolidated fleet’s average day rates, utilization, and average number of vessels by vessel class, for the years ended December 31, 2008 and 2007 were follows:

	Years Ended December 31,
	2008		2007

Average vessel day rates:
Subsea Services
SPSVs(1)	$28,918		$24,817
MSVs(2)	74,919	(5)	N/A
Subsea Trenching and Protection	$155,978	(5)	N/A
Towing and Supply
AHTSs(3)	$30,571		$31,024
PSVs(4)	17,146		19,427
Average vessel utilization rates:
Subsea Services
SPSVs	97%		95%
MSVs	79	%(5)	N/A
Subsea Trenching and Protection	93	%(5)	N/A
Towing and Supply
AHTSs	97%		94%
PSVs	96%		91%
Average number of vessels:
Subsea Services
SPSVs	2.0		2.0
MSVs	9.3	(5)	N/A
Subsea Trenching and Protection	3.8	(5)	N/A
Towing and Supply
AHTSs	4.0		4.0
PSVs	6.0		6.0

(1)	Subsea platform supply vessels

(2)	Multi-purpose service vessels

(3)	Anchor handling, towing and supply vessels

(4)	Platform supply vessels

(5)	Results for these vessel classes reflect the period from May 2008 to December 2008

Segment Results

Subsea Services.  Revenues increased $187.2 million primarily due to the acquisition of DeepOcean in May 2008, which contributed incremental revenues of $184.9 million in the subsea services segment in 2008. This segment also includes revenues of $22.0 million from two SPSVs that were previously part of our towing and supply segment. In addition, one new MSV was delivered in the third quarter of 2008 to support our subsea services in Norway.

Operating loss in 2008 includes a goodwill and intangible impairment of $133.2 million attributable to the determination that we had no implied fair value for goodwill based on a combination of factors at the end of 2008 including the global economic environment, higher costs of equity and debt capital and our decline in market capitalization and comparable subsea services companies. Excluding this impairment, operating income increased $11.0 million. As discussed above, the increase in operating income is primarily due to the DeepOcean acquisition which contributed $7.2 million of operating income, excluding the impairments, in the subsea services segment following the inclusion of DeepOcean’s results since May 16, 2008.

Subsea Trenching and Protection.  This segment was established upon the acquisition of CTC Marine, a wholly-owned subsidiary of DeepOcean in May 2008 and therefore there is no comparative prior year information. This segment’s day rates are a composite rate that can include the vessel, crew and equipment. Operating loss in 2008 includes a goodwill and intangible impairment of $39.6 million.

Towing and Supply.  Revenues decreased $8.6 million, or 7%. Charter hire revenues decreased $10.6 million in 2008 compared to 2007 due to lower day rates partially offset by increased utilization for the AHTS and PSV class vessels. Day rates were negatively affected in 2008 by the stronger U.S. Dollar.

Operating income decreased $43.2 million, or 77%, year-over-year and operating income margin of 11% was down from 45%. Operating income includes lower revenues of $8.6 million coupled with increased intercompany expenses of $34.8 million, crew costs of $3.6 million driven by a highly competitive labor market and a stronger U.S. Dollar, brokerage fees of $2.1 million in 2008 related to increased marketing of the vessels and higher supplies and other operating costs of $2.0 million due to increased utilization. These decreases were partially offset by lower classification costs of $4.8 million due to timing and lower maintenance and repairs of $7.8 million. Additionally, general and administrative costs increased by $2.9 million primarily related to the negative impact of the Norwegian kroner and British pound strengthening against the U.S. Dollar during the first half of 2008.

Other Items

Interest Income.  Interest income for 2008 was $10.6 million, an increase of $7.1 million compared to 2007, due to our acquisition of DeepOcean.

Interest Expense.  Interest expense increased $31.4 million in 2008 compared to 2007. The increase is primarily due to assuming $281.7 million of DeepOcean’s and CTC Marine’s debt in the acquisition. Until the assumption of the DeepOcean and CTC Marine debt, all of our interest was being capitalized as a result of the acquisition of the Active Subsea vessels in November 2007, in connection with the construction of eight subsea services vessels and the two vessels that were delivered to us, one in each of the third and fourth quarters of 2008. Capitalized interest totaled $18.8 million and $1.4 million in 2008 and 2007, respectively.

Other Expense, Net.  Other expense, net decreased $0.2 million in 2008 compared to 2007 primarily due to foreign exchange gains as the U.S. Dollar strengthened against the British Pound and Norwegian Kroner during the course of 2008. These gains were partially offset by a foreign currency swap agreement that we settled in June 2008 that was assumed in the acquisition of DeepOcean. Upon settlement, we received net proceeds of $8.2 million, which was approximately $2.5 million less than the swap instruments fair value on May 16, 2008. This $2.5 million shortfall was recorded as a charge to Other Expense, net.

Income Tax Expense.  Income tax benefit for 2008 was $14.6 million, which is primarily related to the income generated by our Norwegian operations. Our effective tax rate was (8.9%) for the year ended December 31, 2008 which differs from the statutory rate primarily due to tax benefits associated with the Norwegian tonnage tax regime, our permanent reinvestment of foreign earnings, foreign taxes and the impairment of goodwill and certain intangibles that are not deductible for tax purposes. Also impacting our effective tax rate was a reduction in Norwegian taxes payable related to a dividend made between related Norwegian entities during the first quarter of 2008. Our effective tax rate is subject to wide variations given its structure and operations. We operate in many different taxing jurisdictions with differing rates and tax structures. Therefore, a change in our overall plan could have a significant impact on the estimated rate.

Liquidity and Capital Resources

Overview

At June 30, 2009, we had available cash of $22.7 million. This amount and other amounts in this section reflecting U.S. Dollar equivalents for foreign denominated debt amounts are translated at currency rates in effect at June 30, 2009. As of June 30, 2009, payments due on our contractual obligations during the next twelve months were approximately $385 million. This includes $180 million of debt, $136 million of time charter obligations, $49 million of vessel construction obligations, $13 million of estimated interest expense and approximately $6 million of other operating expenses such as taxes, operating leases, and pension obligations. In addition, payments of approximately $102 million must be paid to the lenders under our NOK 350 million revolving credit facility, NOK 230 million revolving credit facility, NOK 150 million additional term loan and NOK 200 million overdraft facility on January 1, 2010. These amounts are included in the debt that is classified as current as of June 30, 2009. We also expect to make significant additional capital expenditures over the next twelve months. However, we have canceled delivery of the Deep Cygnus, a large newbuild vessel, thereby terminating our obligation to fund $41.6 million in capital expenditures and completed negotiations with Tebma to suspend construction of the remaining four newbuild MPSVs (the Trico Surge, Trico Sovereign, Trico Seeker and Trico Searcher). Trico holds the option to cancel construction of the four newbuild MPSVs after July 15, 2010, which would reduce our committed future capital expenditures to approximately $40 million on the three MPSVs we expect to take delivery of by the third quarter of 2010.

Our working capital and cash flows from operations are directly related to fleet utilization and vessel day rates. We require continued access to capital to fund on-going operations, vessel construction, discretionary capital expenditures and debt service. Please see “— Risks and Uncertainties”. We believe that our forecasted cash flows and current available credit capacity will not be sufficient to meet our commitments as they come due over the next twelve months and that we will not be able to remain in compliance with our debt covenants unless we are able to successfully refinance $101.7 million outstanding under the SR Bank debt and $19.9 million outstanding under the €23.3 million revolving credit facility, each as of June 30, 2009. We are pursuing the Refinancing Transactions to refinance substantially all of the debt of the Trico Supply Group (other than intercompany debt owed to the Parent or its subsidiaries (other than the Trico Supply Group)) and, in connection with the offering of notes, will enter into a master intercompany subordination agreement providing for the subordination of such intercompany debt to the payment of our obligations under the notes and guarantees and under the Working Capital Facility. If we fail to complete the Refinancing Transactions successfully, we will continue our current dialogues with our lenders to amend our existing facilities and our efforts to reduce debt outstanding through asset sales. If neither of these approaches is successful in refinancing certain debt, we would not be able to remain in compliance with our debt covenants, and we will be in default under our credit agreements, which in turn, would constitute an event of default under all of our outstanding debt agreements. If this were to occur, all of our outstanding debt would become callable by our creditors and would be reclassified as a current liability on our balance sheet. Our inability to repay the outstanding debt, if it were to become current or if it were called by our creditors would have a material adverse effect on us and raises substantial doubt about our ability to continue as a going concern.

Our ability to generate or access cash is subject to events beyond our control, such as declines in expenditures for exploration, development and production activity, reduction in global consumption of refined petroleum products, general economic, financial, competitive, legislative, regulatory and other factors. In light of the current financial turmoil, our lenders may be unable or unwilling to provide necessary funding in accordance with their commitments. Depending on the market demand for our vessels and other growth opportunities that may arise, we may require additional debt or equity financing. The ability to raise additional indebtedness may be restricted by the terms of the 8.125% Debentures and the notes being offered hereby, which restrictions include a prohibition on incurring certain types of indebtedness if our leverage exceeds a certain level.

The credit markets have been volatile and are experiencing a shortage in overall liquidity. We have assessed the potential impact on various aspects of our operations, including, but not limited to, the continued availability and general creditworthiness of our debt and financial instrument counterparties, the impact of market developments on customers and insurers, and the general recoverability and realizability of certain financial assets, including customer receivables. To date, we have not suffered material losses due to nonperformance by our counterparties. We cannot assure you, however, that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under our credit facilities in an amount sufficient to enable us to pay our indebtedness or to fund our other liquidity needs.

Our indirect subsidiaries, DeepOcean AS, CTC Marine Projects, DeepOcean Shipping II AS are prohibited under the terms of the respective loan agreements with SR Bank and Barclays Bank PLC from paying dividends to their respective parents and from lending funds via intercompany loans to other subsidiaries. The inability to transfer funds from these material subsidiaries may impact the ability of the Trico Supply Group and from meeting its obligations including debt service.

Other Liquidity Items

On April 28, 2009, we sold a platform supply vessel for approximately $26 million in net proceeds. The sale of this vessel required a prepayment of approximately $14.9 million for our $200 million revolving credit facility as the vessel served as security for that facility. We have recently executed agreements for the sale of two North Sea class vessels for approximately $40 million.

Our third-party debt is as follows (in thousands):

						December 31,
	June 30, 2009				Long	2008
	Current	Long-Term	Total	Current	Term	Total	Notes

Trico Supply Group:
NOK 350 million Revolving Credit Facility, maturing January 1, 2010	$59,790	$—	$59,790	$3,600	$57,931	$61,531	1
NOK 230 million Revolving Credit Facility, maturing January 1, 2010	17,940	—	17,940	2,294	18,939	21,233	1
NOK 150 million Additional Term Loan, maturing January 1, 2010	9,428	—	9,428	3,644	6,754	10,398	1
NOK 200 million Overdraft Facility, maturing January 1, 2010	14,542	—	14,542	—	3,207	3,207	1
23.3 million Euro Revolving Credit Facility, maturing March 31, 2010	19,897	—	19,897	—	19,717	19,717	1
NOK 260 million Short Term Credit Facility, interest at 9.9%, maturing on February 1, 2009	—	—	—	11,631	—	11,631
$200 million Revolving Credit Facility maturing May 2013	36,283	100,052	136,335	30,563	130,000	160,563
$100 million Revolving Credit Facility maturing no later than December 2017	—	36,550	36,550	—	15,000	15,000
$18 million Revolving Credit Facility, maturing December 5, 2011	2,000	13,000	15,000	2,000	14,000	16,000	1
8 million Sterling Overdraft Facility, maturing 364 days after drawdown	12,491	—	12,491	9,812	—	9,812
24.2 million Sterling Asset Financing Revolving Credit Facility, maturing no later than December 31, 2014	3,659	14,046	17,705	3,238	14,048	17,286
Finance lease obligations assumed in the acquisition of DeepOcean, maturing from October 2009 to Nov-15	2,228	11,854	14,082	2,225	11,947	14,172
Other debt assumed in the acquisition of DeepOcean	2,545	4,771	7,316	2,716	5,979	8,695

Total Trico Supply Group third-party debt(2)	$180,803	$180,273	$361,076	$71,723	$297,522	$369,245

(1)	These debt agreements contain material adverse change provisions. These provisions allow the lenders to declare an event of default if in their sole and reasonable opinion, a deterioration in the financial condition of the borrower will have a negative effect on its ability to meet its obligations.

(2)	Excludes intercompany indebtedness at June 30, 2009 of $570.7 million and $597.8 million at December 31, 2008, all of which will be subordinated in right of payment to our obligations under the notes and guarantees and under the Working Capital Facility pursuant to the terms of the master intercompany subordination agreement to be entered into concurrent with the closing of this offering.

The following table summarizes the financial covenants under our debt facilities at June 30, 2009:

Facility	Lender(s)	Borrower	Entity Guarantor	Financial Covenants

$200m Revolving Credit Facility	Nordea Bank Finland PLC/ Bayerische Hypo — Und Vereinsbank AG (“HVB”)	Trico Shipping AS	Trico Supply AS	(1), (2), (3), (4)
$100m Revolving Credit Facility	Nordea Bank Finland PLC/ Bayerische Hypo — Und Vereinsbank AG (“HVB”)	Trico Subsea AS	Trico Supply AS	(1), (2), (3), (4)
NOK 350m Revolving Credit Facility	SR Bank	DeepOcean Shipping II	DeepOcean AS	(5), (6), (7)
NOK 230m Revolving Credit Facility	SR Bank	DeepOcean AS	None	(5), (6), (7)
€23.3 Revolving Credit Facility	Nordea Bank Norge ASA	DeepOcean Shipping III	Trico Supply AS	(1), (2), (3)
NOK 150m Additional Term Loan	SR Bank	DeepOcean AS	None	(5), (6), (7)
$18m Revolving Credit Facility	Nordea Bank Norge PLC	DeepOcean Shipping	Trico Supply AS	(1), (2), (3)
£8m Overdraft Facility	Barclays Bank PLC	CTC Marine Projects Ltd	DeepOcean AS (partial up to 100m NOK)	None
£24.2m Asset Financing Revolving Credit Facility	Barclays Bank PLC	CTC Marine Projects Ltd	DeepOcean AS (partial up to 100m NOK)	None
NOK 200m Overdraft Facility	SR Bank	DeepOcean AS	None	(5), (6), (7)
Finance Leases	SR Bank	DeepOcean AS	None	No maintenance covenants

(1)	Consolidated Leverage Ratio: Net Debt to 12 month rolling EBITDA* less than or equal to 3.50:1 calculated at the Entity Guarantor level (with respect to the Guarantor party identified in the applicable row of the table above)

(2)	Consolidated Net Worth — minimum net worth of Borrower (if Trico Marine Services) or Entity Guarantor

(3)	Free Liquidity — minimum unrestricted cash and/or unutilized loan commitments at Borrower (with respect to the Borrower party identified in the applicable row of the table above) or Entity Guarantor

(4)	Collateral coverage — appraised value of collateral (vessels) must exceed 150% of amount outstanding and amount available

(5)	Book Equity Ratio — Book Equity divided by Book Assets must exceed 35%. Calculated at the Entity Guarantor level

(6)	Leverage Ratio — Net Interest Bearing Debt divided by EBITDA** must be lower than 3:1. Calculated at the Entity Guarantor level

(7)	Working Capital Ratio — Current Assets must be greater than Current Liabilities (excluding short-term maturities of debt)

*	EBITDA is defined under note (1) Consolidated Net Income before deducting there from (i) interest expense, (ii) provisions for taxes based on income included in Consolidated Net Income, (iii) amortization and depreciation without giving any effect to (x) any extraordinary gains or extraordinary non-cash losses and (y) any gains or losses from sales of assets other than the sale of inventory in the ordinary course or business. Prior to December 31, 2009, pro forma adjustments shall be made for any vessels delivered during the period as if such vessels were acquired or delivered on the first day of the relevant 12 month test period.

**	EBITDA is defined under note (6), on a consolidated basis, as the Borrower’s earnings before interest, taxes, depreciation, amortization and any gain or loss from the sale of assets or other extraordinary gains or losses.

Note: Other covenant related definitions are defined in the respective credit agreements as previously filed with the SEC.

Our most restrictive covenants are as follows:

		Minimum		Minimum
		Requirement as	June 30,	Requirement to be met
Facility	Financial Covenant	of June 30, 2009	2009 Results(1)	on September 30, 2009

NOK 350 million Revolving Credit Facility; NOK 230 million Revolving Credit Facility; NOK 150 million Additional Term Loan; NOK 200 million Overdraft Facility	Working Capital Ratio	Current assets divided by current liabilities must be higher than 1.1	1.11	Current assets divided by current liabilities must be higher than 1.1
$200 million Revolving Credit Facility and $100 million Revolving Credit Facility	Consolidated Leverage Ratio	Net Debt to 12 month rolling EBITDA less than or equal to 3.50:1	3.18	Net Debt to 12 month rolling EBITDA less than or equal to 3.50:1
$200 million Revolving Credit Facility	Free Liquidity	Unrestricted cash and cash equivalents must exceed $10 million	$19.5 million	Unrestricted cash and cash equivalents must exceed $10 million

(1)	We are in compliance with our debt covenants at June 30, 2009. Please see “Risk Factors” for more details about potential risks involving these facilities. Amounts in this section reflecting U.S. Dollar equivalents for foreign denominated debt amounts are translated at currency rates in effect at June 30, 2009.

Equity Subscription/Contribution Commitment

To formalize a cash management arrangement that ensures the Issuer maintains a minimum level of liquidity, concurrently with this offering, Trico Supply AS will enter into an equity subscription commitment agreement with the Issuer and the collateral agent, pursuant to which Trico Supply AS will commit for a period of five years to subscribe for $5 million of capital stock (or, as applicable, contribute, with a corresponding increase in the par value of the Issuer’s capital stock) of the Issuer each month and, at the request of the Issuer, up to an additional $1 million of capital stock of the Issuer each month. The commitment of Trico Supply AS pursuant to such agreement will not exceed $240 million in the aggregate. Trico Supply AS’s $5 million scheduled subscription/contribution obligation is mandatory for each month following the offering through December 2010. Thereafter, the monthly $5 million scheduled subscription will be at the Issuer’s option, if during each day in the five business day period beginning five business days prior to the end of each month commencing January 1, 2011, the Issuer has a minimum of $30 million in unrestricted cash in its deposit accounts. Trico Supply AS will also undertake to pledge the shares, if any, subscribed for in accordance with the equity subscription commitment agreement to the collateral agent to the extent that such pledge does not give rise to reporting requirements on the part of the Issuer with the SEC.

Cross Default Provisions

Our debt facilities contain significant cross default and/or cross acceleration provisions where a default under one facility could enable the lenders under other facilities to also declare events of default and accelerate repayment of their obligations under these facilities. In general, these cross default/cross acceleration provisions are as follows:

•	The $100 million credit agreement and the $200 million credit agreement allow the lenders to declare an event of default and require immediate repayment if Trico Supply AS or any of its subsidiaries were to be in default on more than $10 million in other indebtedness.

•	Under the debt facilities where DeepOcean AS or DeepOcean Shipping II are the borrowers, the lender may declare an event of default and require immediate repayment if other indebtedness becomes due and payable prior to its specified maturity as a result of an event of default.

•	The $18 million revolving credit facility allows the lender to declare an event of default and require immediate repayment if the borrower (DeepOcean Shipping) or the guarantor (Trico Supply AS) is in default on more than $1,000,000 or $5,000,000, respectively, in other indebtedness.

•	The €23.3 million revolving credit facility allows the lender to declare an event of default if the borrower defaults under any other agreement and in the reasonable opinion of the lender, this default would have a material adverse effect on the financial condition of the borrower.

•	The £8 million overdraft facility and the £24.2 million asset financing revolving credit facility contain cross default provisions where it is an event of default if borrower (CTC) defaults on its own debt.

Recent Amendments and Waivers.

•	In March 2009, the Parent entered into a series of retroactive amendments to change the method of calculating the minimum net worth covenant for each of the $200 million revolving credit facility, the $100 million revolving credit facility, the $18 million revolving credit facility and the 23.3 million Euro revolving credit facility. These amendments adjusted the calculation of net worth in order to permanently eliminate the negative effect on net worth of any non-cash goodwill adjustments including that which was included in the December 31, 2008 financial statements. Subsequent to this adjustment, we were in compliance with these net worth covenants as of December 31, 2008.

•	In April 2009, we received a waiver of the leverage ratios under the NOK 350 million Revolving Credit Facility, NOK 230 million Revolving Credit Facility, NOK 150 million Additional Term Loan and the NOK 200 million Overdraft Facility. In exchange for the waiver, the margin on each facility referenced above was increased to 275 bps.

Our Capital Requirements

Our on-going capital requirements arise primarily from our need to improve and enhance our current service offerings, invest in upgrades of existing vessels, acquire new vessels and provide working capital to support our operating activities and service debt. Generally, we provide working capital to our operating locations through one primary business location: the North Sea. The North Sea business operations have been capitalized and are financed on a stand-alone basis. Debt covenants and Norwegian tax laws make it difficult for us to efficiently transfer the financial resources from one of these locations for the benefit of the other.

As a result of changes in Norwegian tax laws in 2007, all accumulated untaxed shipping profits generated between 1996 and December 31, 2006 in our tonnage tax company will be subject to tax at 28%. Two-thirds of the liability ($35.3 million) is payable in equal installments over 9 years. The remaining one-third of the liability ($18.6 million) can be met through qualified environmental expenditures. As a result of changes in Norwegian tax laws during the first quarter of 2009, we recognized a one time tax benefit in earnings of $18.6 million. There is no time constraint on making any qualified environmental expenditures in satisfaction of the $18.6 million liability.

Contractual Obligations

The following table summarizes our material contractual commitments at June 30, 2009. In the second quarter of 2009, we withdrew from our partnership with Volstad Maritime AS which related to the construction of the Deep Cygnus vessel. We are no longer obligated to fulfill our financial commitment. The change reduced our vessel construction obligations due in less than one year by $41.6 million.

	Payments Due by Period
		Less Than	2-3	4-5	More Than
	Total	1 Year	Years	Years	5 Years

Long-term debt obligations(1)	$361,076	$180,803	$77,568	$93,695	$9,010
Interest on variable rate debt(2)	51,054	13,338	19,239	11,943	6,534
Vessel construction obligations(3)	133,194	49,224	83,970	—	—
Time charter and equipment leases	367,888	135,711	145,619	57,573	28,985
Operating lease obligations	7,870	3,095	2,306	1,453	1,016
Norwegian taxes payable(4)	35,307	2,289	8,254	8,254	16,510
Pension obligations	6,048	530	1,136	1,174	3,208

Total	$962,437	$384,990	$338,092	$174,092	$65,263

(1)	The maturities of certain debt agreements with SR Bank have been amended with approximately $101.7 million due on January 1, 2010. Management’s intent is to pay the outstanding balances by January 1, 2010.

(2)	For the purpose of this calculation amounts assume interest rates on floating rate obligations remain unchanged from levels at June 30, 2009, throughout the life of the obligation.

(3)	Reflects committed expenditures, of which approximately $45.3 million will be covered through increases of the available capacity under our existing credit facilities when the vessels are delivered ($27.2 million and $18.1 million of this amount relates to expenditures in the annual periods ending June 30, 2010 and 2012, respectively), and does not reflect the future capital expenditures budgeted for periods presented which are discretionary. In the second quarter of 2009, we also canceled the Deep Cygnus, a large newbuild vessel, thereby terminating our obligation to fund $41.6 million in capital expenditures, and completed negotiations with Tebma to suspend construction of the remaining four newbuild MPSVs (the Trico Surge, Trico Sovereign, Trico Seeker and Trico Searcher). Trico holds the option to cancel construction of the four new build MPSVs after July 15, 2010, which would reduce our committed future capital expenditures to approximately $40 million on the three MPSVs we expect to be delivered by the third quarter of 2010. Since the beginning of 2009, we have sold legacy towing and supply vessels worth $26 million and have executed agreements for the sale of additional vessels for approximately $40 million.

(4)	Norwegian tax laws allow for a portion of the accumulated untaxed shipping profits, $35.3 million, prior to June 30, 2009 to be paid in equal installments over the next 9 years. An additional liability of $18.6 million could be satisfied through making qualifying environmental expenditures. As a result of changes in Norwegian tax laws during the first quarter of 2009. We recognized a one-time tax benefit in first quarter earnings of $18.6 million related to the change. We also have liabilities for uncertain tax positions of $2.3 million at June 30, 2009 which has not been included in the table above due to the uncertain timing of settlement.

Cash Flows

The following table sets forth the cash flows for the periods presented (in thousands):

	Year Ended December 31,		Six Months Ended June 30,
	2008	2007	2009	2008

Cash flow provided by operations	$44,095	$71,133	$37,123	$55,891
Cash flow used in investing	(573,796)	(226,131)	(19,744)	(471,839)
Cash flow (used in) provided by financing	500,519	204,277	(61,345)	439,472
Effects of foreign exchange rate changes on cash	(26,507)	9,722	4,763	6,437

Our primary source of cash flow during the six months ended June 30, 2009 was due to cash from operations with focused working capital management. The primary uses of cash were for payments for the purchases of new build vessels and ROVs and maintenance of other property and equipment, and repayments on our existing credit facilities. During the six months ended June 30, 2009, our cash balance decreased $41.8 million to $22.7 million from $64.5 million at December 31, 2008.

Net Cash from Operating Activities.

Net cash provided by operating activities for the six months ended June 30, 2009 was $37.1 million, a decrease of $18.8 million from the same period in 2008. The decrease in operating cash flows is primarily the result of decreased market activity in the North Sea in 2009 compared to the same period in 2008.

Net cash from operating activities was $44.1 million for the year ended December 31, 2008 compared to $71.1 million in 2007. The decrease in operating cash flows was primarily the result of the decreases in operating income discussed above, increased expenditures related to the acquisition of DeepOcean, and overall working capital requirements related to expanding and establishing our operations in various regions.

Net cash provided by operating activities for any period will fluctuate according to the level of business activity for the applicable period. Net cash from operating activities for the year 2007 was $71.1 million.

Net Cash from Investing Activities.

Net cash used in investing activities was $19.7 million for the six months ended June 30, 2009, compared to $471.8 million for the same period in 2008. Our investing cash flow in 2009 primarily reflects $46.1 million of additions to property and equipment partially offset by $26.2 million of proceeds from the sale of a platform supply vessel in April 2009. We anticipate that during the remainder of 2009 we will spend approximately $35 million for additional capital expenditures, of which $24 million is committed. Our investing cash flow in the six months ended June 30, 2008 primarily reflects our investment in the acquisition of DeepOcean, net of cash acquired of $430.8 million and $47.7 million of additions to property and equipment. Our investing cash flows also include $8.2 million of proceeds from the sale of a hedging instrument, and increase in restricted cash of $1.5 million.

Net cash used in investing activities was $573.8 million in the year ended December 31, 2008 compared to $226.1 million in 2007. Cash utilized in the year ended December 31, 2008 was primarily the result of the DeepOcean acquisition and costs related to the construction of eight MPSV vessels. We utilized $506.1 million of cash, net of cash acquired, in connection with the acquisition of DeepOcean. To fund the transaction we used available cash and intercompany loans from Trico Marine Services, Inc. Additions to property and equipment were $74.8 million in 2008, an increase of $69.4 million over 2007.

We used $226.1 million in investing activities in the year ended December 31, 2007, $220.4 million of which is attributed to the Active Subsea acquisition and $5.4 million for additions to properties and equipment, partially offset by a $0.3 million decrease of cash restrictions.

Net Cash Used in Financing Activities.

Net cash used in financing activities was $61.3 million for the six months ended June 30, 2009, compared to cash provided of $439.5 million for the same period in 2008. Our 2009 amount includes net repayments of debt of approximately $61.3 million. The 2008 amount includes $445.5 million in financing transactions primarily associated with the acquisition of DeepOcean, including $3.0 million in debt issue costs.

Net cash provided by financing activities was $500.5 million for the year ended December 31, 2008, which is primarily the result of $475.1 million of net borrowings, primarily related to debt incurred in connection with the DeepOcean acquisition.

In 2007, financing activities provided $204.3 million of cash, which is primarily the result of borrowings on debt from our subsidiaries.

Critical Accounting Policies

We consider certain accounting policies to be critical policies due to the significant judgment, estimation processes and uncertainty involved for each in the preparation of our consolidated financial statements. We believe the following represent our critical accounting policies.

Revenue Recognition.  We earn and recognize revenues primarily from the time and bareboat chartering of vessels to customers based upon daily rates of hire, and by providing other subsea services. A time charter is a lease arrangement under which we provide a vessel to a customer and are responsible for all crewing, insurance and other operating expenses. In a bareboat charter, we provide only the vessel to the customer, and the customer assumes responsibility to provide for all of the vessel’s operating expenses and generally assumes all risk of operation. Vessel charters may range from several days to several years. Other vessel income is generally related to billings for fuel, bunks, meals and other services provided to our customers.

Other subsea services revenue, primarily derived from the hiring of equipment and operators to provide subsea services to our customers, consists primarily of revenue from billings that provide for a specific time for operators, material, and equipment charges, which accrue daily and are billed periodically for the delivery of subsea services over a contractual term. Service revenue is generally recognized when a signed contract or other persuasive evidence of an arrangement exists, the service has been provided, the fee is fixed or determinable, and collection of resulting receivables is reasonably assured.

In addition, revenue for certain subsea contracts related to trenching of subsea pipelines, flowlines and cables, and installation of subsea cables (umbilicals, ISUs, power and telecommunications) and flexible flowlines is recognized based on the percentage-of-completion method in accordance with the American Institute of Certified Public Accountants Statement of Position 81-1, “Accounting for Performance of Construction-Type and Certain Production-Type Contracts”, measured by the percentage of costs incurred to date to estimated total costs for each contract. Cost estimates are reviewed monthly as the work progresses, and adjustments proportionate to the percentage of completion are reflected in revenue for the period when such estimates are revised. Claims for extra work or changes in scope of work are included in revenue when the amount can be reliably estimated and collection is probable. Losses expected to be incurred on contracts in progress are charged to operations in the period such losses are determined.

Goodwill and Intangible Assets.  Our goodwill represents the purchase price in excess of the net amounts assigned to assets acquired and liabilities we assumed in connection with the May 2008 acquisition of DeepOcean. Our reporting units follow our operating segments under SFAS 131 and goodwill has been recorded related to the acquisition in two reporting units — (1) subsea services and (2) subsea trenching and protection.

SFAS No. 142, “Goodwill and Other Intangible Assets,” requires that goodwill be tested for impairment at the reporting unit level on an annual basis and between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of the reporting unit below its carrying value. The goodwill impairment test is a two-step test. Under the first step, the fair value of the reporting unit is compared with its carrying value (including goodwill). If the fair value of the reporting unit is less than its carrying value, an indication of goodwill impairment exists for the reporting unit and the enterprise must perform step two of the impairment test (measurement). Under step two, an impairment loss is recognized for any excess of the carrying amount of the reporting unit’s goodwill over the implied fair value of that goodwill. The implied fair value of goodwill is determined by allocating the fair value of the reporting unit in a manner similar to a purchase price allocation, in accordance with Financial Accounting Standards Board (“FASB”) Statement No. 141, “Business Combinations.” The residual fair value after this allocation is the implied fair value of the reporting unit goodwill. If the fair value of the reporting unit exceeds its carrying value, step two does not need to be performed.

At December 31, 2008, the measurement date, we performed the first step of the two-step impairment test proscribed by SFAS No. 142, and compared the fair value of the reporting units to its carrying value. In assessing the fair value of the reporting unit, we used a market approach that incorporated the Company Specific Stock Price method and the Guideline Public Company method, each receiving a 50% weighting. Due to current market conditions, we concluded that the market approach would be most appropriate in arriving at the fair value of the reporting units. Key assumptions included our publicly traded stock price, using a 30-day average price of $3.98 per share, an implied control premium of 9%, and a fair value of debt based primarily on the price for our publicly traded debentures. In step one of the impairment test, the fair value of both the Subsea Services and Subsea Trenching and Protection reporting units were less than the carrying value of the net assets of the respective reporting units, and thus we performed step two of the impairment test.

In step two of the impairment test, we determined the implied fair value of goodwill and compared it to the carrying value of the goodwill for each reporting unit. We allocated the fair value of the reporting units to all of the assets and liabilities of the respective units as if the reporting unit had been acquired in a business combination. Our step two analysis resulted in no implied fair value of goodwill for either reporting unit, and therefore, we recognized an impairment charge of $169.7 million in the fourth quarter of 2008, representing a write-off of the entire amount of our previously recorded goodwill. This impairment is based on a combination of factors including the current global economic environment, higher costs of equity and debt capital and the decline in our market capitalization and that of comparable subsea services companies. SFAS No. 142 requires that intangible assets with estimable useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairments in accordance with SFAS No. 144. The intangible assets subject to amortization are amortized using the straight-line method over estimated useful lives of 11 to 13 years for the customer relationships.

Accounting for Long-Lived Assets.  We had approximately $706.2 million in net property and equipment (excluding assets held for sale) at December 31, 2008, which comprised approximately 69.1% of our total assets. In addition to the original cost of these assets, their recorded value is impacted by a number of policy elections, including the estimation of useful lives and residual values.

Depreciation for equipment commences once it is placed in service and depreciation for buildings and leasehold improvements commences once they are ready for their intended use. Depreciable lives and salvage values are determined through economic analysis, reviewing existing fleet plans, and comparison to competitors that operate similar fleets. Depreciation for financial statement purposes is provided on the straight-line method. Residual values are estimated based on our historical experience with regards to the sale of both vessels and spare parts, and are established in conjunction with the estimated useful lives of the vessel. Marine vessels are depreciated over useful lives ranging from 15 to 35 years from the date of original acquisition, estimated based on historical experience for the particular vessel type. Major modifications, which extend the useful life of marine vessels, are capitalized and amortized over the adjusted remaining useful life of the vessel.

Impairment of Long-Lived Assets.  We record impairment losses on long-lived assets used in operations when events and circumstances indicate that the assets might be impaired as defined by SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to undiscounted future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less cost to sell. If market conditions were to decline in market areas in which we operate, it could require us to evaluate the recoverability of our long-lived assets, which may result in write-offs or write-downs on our vessels that may be material individually or in the aggregate.

In connection with completing step two of our goodwill impairment analysis in the fourth quarter 2008, as further discussed in Goodwill and Other Intangible Assets above, we also assessed the current fair values of its other significant assets including marine vessels and other marine equipment, concluding that no impairment existed at December 31, 2008.

Deferred Tax Valuation Allowance.  We recognize deferred income tax liabilities and assets for the expected future tax consequences of events that have been included in the consolidated financial statements or tax returns. Under this method, deferred income tax liabilities and assets are determined based on the difference between the financial statement and tax bases of liabilities and assets using enacted tax rates in effect for the year in which the differences are expected to reverse. A valuation allowance is recorded to reduce deferred tax assets to an amount management determines is more likely than not to be realized in future years.

As of December 31, 2008, we have remaining net operating losses in certain of our Norwegian entities totaling $152.9 million, resulting in a deferred tax asset of $43.4 million. A valuation allowance of $23.4 million was provided against the financial losses generated in one of our Norwegian tonnage entities as the loss can only be utilized against future financial taxable profit and it is not possible to use group relief to offset taxable profits and losses for group companies subject to tonnage taxation. The remaining losses have an indefinite carry forward and will not expire.

Uncertain Tax Positions.  FASB Interpretation No. 48 (“FIN 48”), “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109,” clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB Statement No. 109, “Accounting for Income Taxes.” The interpretation prescribes a recognition threshold and measurement attribute for a tax position taken or expected to be taken in a tax return and also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. We adopted the provisions of FIN 48 on January 1, 2007. We recognize interest and penalties accrued related to unrecognized tax benefits in income tax expense.

Recent Accounting Standards

We adopted the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 157, “Fair Value Measurements,” on January 1, 2008. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosure about fair value measurements. The net effect of the implementation of SFAS No. 157 on our financial statements was immaterial.

On February 12, 2008, the FASB issued FASB Staff Position No. 157-2, Effective Date of FASB Statement No. 157, deferring the effective date of SFAS No. 157 for one year for nonfinancial assets and liabilities, except those that are recognized or disclosed in the financial statements at least annually. The net effect of the implementation of this FSP on our financial statements was immaterial.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations” (SFAS No. 141(R)), which replaces SFAS No. 141, “Business Combinations.” SFAS No. 141(R) retains the underlying concepts of SFAS No. 141 in that all business combinations are still required to be accounted for at fair value under the acquisition method of accounting, but SFAS No. 141(R) changes the method of applying the acquisition method in a number of significant aspects. In addition to expanding the types of transactions that will now qualify as business combinations, SFAS 141(R) also provides that acquisition costs will generally be expensed as incurred; noncontrolling interests will be valued at fair value at the acquisition date; restructuring costs associated with a business combination will generally be expensed subsequent to the acquisition date; and changes in deferred tax asset valuation allowances and income tax uncertainties after the acquisition date generally will affect income tax expense. SFAS No. 141(R) is effective on a prospective basis for all business combinations for which the acquisition date is on or after the beginning of the first annual period subsequent to December 15, 2008, with an exception related to the accounting for valuation allowances on deferred taxes and acquired contingencies related to acquisitions completed before the effective date.

SFAS No. 141(R) amends SFAS No. 109 to require adjustments, made after the effective date of this statement, to valuation allowances for acquired deferred tax assets and income tax positions to be recognized as income tax expense. SFAS No. 141(R) is required to be adopted concurrently with SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements an amendment of ARB No. 51”, and is effective for business combination transactions for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. Early adoption is prohibited.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements an amendment of ARB No. 51” (“FAS 160”). FAS 160 states that accounting and reporting for noncontrolling interests (previously referred to as minority interests) will be recharacterized as noncontrolling interests and classified as a component of equity. FAS 160 applies to all entities that prepare consolidated financial statements, except not-for-profit organizations, but will affect only those entities that have an outstanding noncontrolling interest in one or more subsidiaries or that deconsolidate a subsidiary. This statement is effective as of the beginning of an entity’s first fiscal year beginning after December 15, 2008. The provisions of the standard were applied to all noncontrolling interests prospectively, except for the presentation and disclosure requirements, which were applied retrospectively to all periods presented and have been disclosed as such in our consolidated financial statements contained herein.

In April 2008, the FASB issued FSP FAS 142-3, “Determination of the Useful Life of Intangible Assets.” This statement is effective for financial statements issued for periods beginning after December 15, 2008. This statement conforms certain assumption requirements between SFAS No. 142, “Goodwill and Intangibles” with SFAS No. 141(R), “Business Combinations” with respect to estimating the useful life of an intangible asset. In addition, the Statement requires certain additional disclosures about intangible assets. The net effect of implementing this FSP on our financial statements was immaterial.

Quantitative and Qualitative Disclosures About Market Risk

Our market risk exposures primarily include interest rate and exchange rate fluctuations on financial instruments as detailed below. The following sections address the significant market risks associated with our financial activities. Our exposure to market risk as discussed below includes “forward-looking statements” and represents estimates of possible changes in fair values, future earnings or cash flows that would occur assuming hypothetical future movements in foreign currency exchange rates or interest rates. Our views on market risk are not necessarily indicative of actual results that may occur and do not represent the maximum possible gains and losses that may occur, since actual gains and losses will differ from those estimated, based upon actual fluctuations in foreign currency exchange rates, interest rates and the timing of transactions.

Interest Rate Risk

The table below provides information about our market-sensitive debt instruments.

	Expected Maturity Date at December 31, 2008						Approximate Fair
	Period Ending December 31,						Value at December 31,
	2010	2011	2012	2013	2014	Thereafter	2008
	(Dollars in thousands)

Variable rate debt(1)	$71,724	$73,761	$51,872	$47,723	$59,183	$64,983	$415,705

Total debt	$71,724	$73,761	$51,872	$47,723	$59,183	$64,983	$415,705

(1)	Includes various credit facilities and term debt.

Foreign Currency Exchange Rate Risk

Our consolidated reporting currency is the U.S. Dollar although we have substantial operations located outside the United States. Our subsidiaries use functional currencies including the U.S. Dollar, the Norwegian Kroner, the Euro and the British Pound. Thus, we are primarily exposed to fluctuations in the foreign currency exchange rates for the Norwegian Kroner and the British Pound relative to the U.S. Dollar. As a result, the reported amount of our assets and liabilities related to our non-U.S. operations and, therefore, our consolidated financial statements will fluctuate based upon changes in currency exchange rates.

We manage foreign currency risk by attempting to contract as much foreign revenue as possible in U.S. Dollars. To the extent that our foreign subsidiaries revenues are denominated in U.S. Dollars, changes in foreign currency exchange rates impact our earnings. This is somewhat mitigated by the amount of foreign subsidiary expenses that are also denominated in U.S. Dollars. In order to further mitigate this risk, we may utilize foreign currency forward contracts to better match the currency of our revenues and associated costs. We do not use foreign currency forward contracts for trading or speculative purposes. The counterparties to these contracts would be limited to major financial institutions, which would minimize counterparty credit risk. There were no foreign exchange forward contracts outstanding during 2008 and there were none outstanding as of June 30, 2009.